UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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THE SHERWIN-WILLIAMS COMPANY
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The Sherwin-Williams Company

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held April 20, 2016

The Annual Meeting of Shareholders of THE SHERWIN-WILLIAMS COMPANY will be held in the Landmark Conference Center, 927 Midland Building, 101 West Prospect Avenue, Cleveland, Ohio on Wednesday, April 20, 2016 at 9:00 a.m., Eastern Daylight Time, for the following purposes:

1.	To fix the number of directors of Sherwin-Williams at 11 and to elect the 11 director nominees named in the attached Proxy Statement to hold office until the next Annual Meeting of Shareholders and until their successors are elected;

2.	To approve, on an advisory basis, compensation of the named executives;

3.	To approve The Sherwin-Williams Company 2006 Stock Plan for Nonemployee Directors (Amended and Restated as of April 20, 2016);

4.	To ratify the appointment of Ernst & Young LLP as Sherwin-Williams’ independent registered public accounting firm; and

5.	To transact such other business as may properly come before the Annual Meeting.

Shareholders of record at the close of business on February 22, 2016, the record date for the Annual Meeting, are the only shareholders entitled to notice of and to vote at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please promptly vote on the Internet, by telephone or by completing and returning the enclosed proxy card. Voting early will help avoid additional solicitation costs and will not prevent you from voting in person at the Annual Meeting if you wish to do so.

CATHERINE M. KILBANE

Secretary

101 West Prospect Avenue

Cleveland, Ohio 44115-1075

March 7, 2016

ADMISSION TO THE 2016 ANNUAL MEETING.

You are entitled to attend the Annual Meeting only if you were a Sherwin-Williams shareholder at the close of business on February 22, 2016. We may ask you to present evidence of share ownership and valid photo identification to enter the Annual Meeting. Please refer to the section entitled “How can I attend the Annual Meeting?” for further information.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 20, 2016.

Sherwin-Williams’ Proxy Statement and 2015 Annual Report to Shareholders are available at http://proxymaterials.sherwin.com.

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. Please carefully read the entire Proxy Statement and our 2015 Annual Report to Shareholders before voting.

2016 Annual Meeting of Shareholders

Date: Wednesday, April 20, 2016 Time: 9:00 a.m., Eastern Daylight Time Record Date: February 22, 2016	Place:	Landmark Conference Center 927 Midland Building 101 West Prospect Avenue Cleveland, Ohio 44115
Voting: Your vote is important. Please vote today. Each share owned as of the record date is entitled to one vote for each director nominee and each proposal to be voted on.
Annual Report and Proxy Materials: Available at http://proxymaterials.sherwin.com

Proposals and Board Voting Recommendations

Proposal	Board Recommendation
1. Election of directors	FOR
2. Advisory approval of compensation of named executives	FOR
3. Approval of The Sherwin-Williams Company 2006 Stock Plan for Nonemployee Directors (Amended and Restated as of April 20, 2016)	FOR
4. Ratification of Ernst & Young LLP as our independent registered public accounting firm	FOR

2015 Financial and Operating Highlights

We delivered record results in 2015. We surpassed $11 billion in net sales for the second straight year, finishing the year with record net sales of $11.34 billion. Net income increased 21.7% to $1.05 billion, as we surpassed $1 billion for the first time. Diluted net income per share increased 27.1% to $11.16 — also a record high. We generated record net operating cash of $1.45 billion, an increase of 33.8%, eclipsing the $1 billion mark for the third consecutive year.

[1]	Includes charges of $21.9 million, or $0.21 per share, resulting from government import duty assessments related to our Brazilian operations.

During 2015, we increased our annual dividend 22% to $2.68 per share, extending our string of dividend increases to 37 consecutive years. We also continued our history of returning significant value to our shareholders, returning $1.28 billion through dividends and repurchases of our stock.

Director Nominees

					Committee Memberships
Name	Age	Director Since	Principal Occupation	Inde- pendent	AC	CMDC	NCGC	Other Public Company Boards
A. F. Anton	58	2006	President & CEO, Swagelok Company	✓	C, F			2
C. M. Connor	59	1999	Executive Chairman, Sherwin-Williams					1
D. F. Hodnik	68	2005	Retired, Former President & CEO, Ace Hardware Corporation	✓		✓		0
T. G. Kadien	59	2009	Senior VP, HR, Communications & Government Relations, International Paper Company	✓		✓		1
R. J. Kramer	52	2012	Chairman, CEO & President, The Goodyear Tire & Rubber Company	✓	F		✓	1
S. J. Kropf	67	2003	Retired, Former President & COO, Avon Products, Inc.	✓		C	✓	3
J. G. Morikis	52	2015	President & CEO, Sherwin-Williams					1
C. A. Poon	63	2014	Executive in Residence, The Ohio State University	✓	F		C	3
J. M. Stropki	65	2009	Retired, Former Chairman, President & CEO, Lincoln Electric Holdings, Inc.	✓ L		✓	✓	2
M. Thornton III	57	2014	Senior VP, US Operations, FedEx Express, FedEx Corporation	✓	✓			0
S. H. Wunning	64	2015	Retired, Former Group President, Caterpillar Inc.	✓		✓		1
AC = Audit Committee						C = Committee Chair
CMDC = Compensation and Management Development Committee						F = Financial Expert
NCGC = Nominating and Corporate Governance Committee						L = Lead Independent Director

Information about Our Board and Committees

	Number of Members	Independence	Number of Meetings During 2015
Board of Directors*	12	10 of 12	6
Audit Committee	5	100%	5
Compensation and Management Development Committee	5	100%	4
Nominating and Corporate Governance Committee	5	100%	2

*	Richard K. Smucker, who has served as a director since 1991, has announced his intention to retire at the end of his current term at the 2016 Annual Meeting of Shareholders and not seek re-election as a director.

Each of our incumbent directors attended at least 75% of the 2015 meetings of the Board of Directors and each committee on which he or she served.

Sound Corporate Governance Practices

✓ ✓ ✓ ✓ ✓ ✓ ✓

Annual election of all directors

Majority voting standard and director resignation policy for directors in uncontested elections

Independent lead director has significant governance responsibilities

9 of 11 director nominees are independent

Board committees are comprised entirely of independent directors

Average tenure of director nominees is 6.6 years

Mandatory retirement age of 72 for directors

✓ ✓ ✓ ✓ ✓ ✓

Annual board and committee self-assessment evaluations

Executive sessions of independent directors are held after each regular board meeting

Directors have complete access to management

Stringent restrictions on pledging and hedging of our stock

Significant director and executive stock ownership guidelines

Board oversight of risk management

Recent CEO Succession

During 2015, we completed a thoughtful, multi-year succession planning process that culminated in the orderly transition of John G. Morikis to President and Chief Executive Officer effective January 1, 2016. Mr. Morikis is the ninth CEO in our 150 year history as we have continued our practice of developing and promoting our leaders within our ranks. Mr. Morikis joined us in December 1984 as a management trainee in the Paint Stores Group and served as our President and Chief Operating Officer since October 2006. Mr. Morikis succeeded Christopher M. Connor, who decided to step down from his position as our CEO effective as of the close of business on December 31, 2015. Mr. Connor remains employed as Executive Chairman.

Executive Compensation Program

We manage our business with the long-term fundamental objective of creating and maximizing value for our shareholders. Our pay for performance philosophy supports this objective by rewarding performance.

Our Compensation Objectives.    We design and manage our company-wide compensation programs to align with our overall business strategy and to focus our employees on delivering sustained financial and operating results and long-term, superior shareholder returns. We believe it is important that our compensation programs:

•	Are competitive.

•	Maintain a performance and achievement-oriented culture.

•	Align the interests of our executives with those of our shareholders.

Recent Changes to our RSU Program.    Beginning with our 2016 awards, we further strengthened our pay for performance alignment by increasing the percentage of compensation tied to objective performance metrics.

•	We eliminated awards of time-based RSUs and added a second performance-based RSU award utilizing return on net assets employed (RONAE) as the performance metric.

•	Our annual performance-based RSU awards now consist of two separate grants of RSUs — one grant with EPS as the sole performance metric and one grant with RONAE as the sole performance metric.

•	60% of the target value of our long-term equity awards will be allocated to performance-based RSUs.

•

We removed RONAE as a performance metric for 2016 in our annual executive cash incentive compensation program for our named executives who are corporate officers. We retained RONAE for The Americas Group as a business unit performance metric for Mr. Davisson.

Our Compensation Mix.    A significant percentage of the compensation opportunity of our executives is variable, at risk and tied to company or business unit performance, including stock price appreciation. For 2015, 89% of the principal compensation components for our CEO and 78% for our other named executives were tied to performance.

Responsible Executive Compensation Practices

✓ ✓ ✓ ✓ ✓ ✓ ✓ ✓ ✓

Annual advisory vote on executive compensation

Independent Compensation Committee

Independent compensation consultant

Peer group benchmarking to median pay

Emphasis on performance-based pay

Responsibly administered incentive compensation programs

Balanced compensation structure

No employment agreements with executives

Clawback policy

✓ ✓ ✓ ✓ ✓ ✓

No unnecessary or excessive risk-taking in compensation policies and practices

No excessive perquisites

No payment of current dividends on unvested performance-based restricted stock or RSUs

Long-term equity incentive awards subject to double-trigger vesting upon change in control

No repricing or replacing of underwater stock options without shareholder approval

No above-market earnings on deferred compensation

THE SHERWIN-WILLIAMS COMPANY

101 West Prospect Avenue

Cleveland, Ohio 44115-1075

PROXY STATEMENT

March 7, 2016

GENERAL INFORMATION

We are providing the enclosed proxy materials to you in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Shareholders to be held on April 20, 2016. We began mailing these proxy materials to our shareholders on March 7, 2016. The use of the terms “we,” “us” and “our” throughout this Proxy Statement refers to Sherwin-Williams and/or its management.

We are enclosing our Annual Report to Shareholders for the year ended December 31, 2015 with these proxy materials. We may submit additional financial and other reports at the Annual Meeting, but we do not intend to take any action relating to those reports.

QUESTIONS AND ANSWERS ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the proposals outlined in the Notice of Annual Meeting of Shareholders. The agenda includes the following proposals:

Proposal	Board Recommendation
1. Election of directors	FOR
2. Advisory approval of compensation of named executives	FOR
3. Approval of The Sherwin-Williams Company 2006 Stock Plan for Nonemployee Directors (Amended and Restated as of April 20, 2016)	FOR
4. Ratification of Ernst & Young LLP as our independent registered public accounting firm	FOR

In addition, our management will report on Sherwin-Williams’ financial and operating performance and respond to questions from shareholders. We are not aware of any other matters that will be brought before the Annual Meeting for action.

Who is entitled to vote at the Annual Meeting?

You are entitled to vote at the Annual Meeting only if you were a record holder of our common stock at the close of business on February 22, 2016. At the close of business on the record date, 92,202,815 shares of common stock were outstanding. Each share owned on the record date is entitled to one vote.

What is the difference between a shareholder of record and a beneficial owner of shares held in street name?

Shareholder of Record.    If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered the shareholder of record with respect to those shares.

Beneficial Owner of Shares Held in Street Name.    If your shares are held in an account at a broker, bank or other similar organization, you are the beneficial owner of shares held in “street name.” The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account.

How do I vote?

Most shareholders have a choice of voting by mail, on the Internet, by telephone or in person at the Annual Meeting. We encourage you to vote by mail, on the Internet or by telephone prior to the Annual Meeting.

Voting by Mail.    If you are a shareholder of record, you may vote by signing, dating and returning your proxy card in the enclosed prepaid envelope. The proxy holders will vote your shares in accordance with your directions. If you sign and return your proxy card, but do not properly direct how your shares should be voted on a proposal, the proxy holders will vote your shares “for” Proposals 1, 2, 3 and 4. If you sign and return your proxy card, the proxy holders will vote your shares according to their discretion on any other proposals and other matters that may be brought before the Annual Meeting.

If you hold shares in street name, you should complete, sign and date the voting instruction card provided to you by your broker or nominee.

Voting on the Internet or by Telephone.    If you are a shareholder of record, detailed instructions for Internet and telephone voting are attached to your proxy card. Your Internet or telephone vote authorizes the proxy holders to vote your shares in the same manner as if you signed and returned your proxy card by mail. If you are a shareholder of record and you vote on the Internet or by telephone, your vote must be received by 11:59 p.m. E.D.T. on April 19, 2016; you should not return your proxy card.

If you hold shares in street name, you may be able to vote on the Internet or by telephone as permitted by your broker or nominee.

Voting in Person.    All shareholders may vote in person at the Annual Meeting. Shareholders of record may also be represented by another person present at the Annual Meeting by signing a proxy designating such person to act on your behalf. If you hold shares in street name, you may vote in person at the Annual Meeting only if you have obtained a signed proxy from your broker or nominee giving you the right to vote your shares.

What happens if I hold shares in street name and I do not give voting instructions?

If you hold shares in street name and do not provide your broker with specific voting instructions, under the rules of the New York Stock Exchange (NYSE), your broker may generally vote on routine matters but cannot vote on non-routine matters. Proposals 1, 2 and 3 are considered non-routine matters. Therefore, if you do not instruct your broker how to vote on Proposals 1, 2 and 3, your broker does not have the authority to vote on those proposals. This is generally referred to as a “broker non-vote.” Proposal 4 is considered a routine matter and, therefore, your broker may vote your shares on this proposal according to your broker’s discretion.

Who tabulates the votes?

Representatives of Wells Fargo Shareowner Services will tabulate the votes and act as inspectors of election at the Annual Meeting.

How do I vote if I am a participant in the Dividend Reinvestment Plan or the Employee Stock Purchase and Savings Plan?

If you are a participant in one of these plans, your proxy card also serves as voting instructions for the number of shares for which you are entitled to direct the vote under each plan. You may vote your shares in the same manner outlined above for shareholders of record. If you are a participant in our Employee Stock Purchase and Savings Plan, your voting instructions must be received by the close of business on April 15, 2016 in order to allow the trustee sufficient time for voting.

If you are a participant in our Employee Stock Purchase and Savings Plan and you do not timely provide your voting instructions, the trustee will vote your shares in the same proportion as the trustee votes those shares for which it receives proper instructions.

What constitutes a quorum for the Annual Meeting?

A “quorum” of shareholders is necessary for us to hold a valid Annual Meeting. For a quorum, there must be present, in person or by proxy, or by use of communications equipment, shareholders of record entitled to exercise not less than fifty percent of the voting power of Sherwin-Williams. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

What vote is required to approve each proposal?

Election of Directors (Proposal 1).    Proposal 1 to fix the number of directors at 11 requires the affirmative vote of the holders of a majority of the shares present, in person or by proxy, and entitled to vote on this proposal. As provided in our Amended Articles of Incorporation, to be elected as a director, a nominee must receive a majority of the votes cast. A “majority of the votes cast” means that the number of shares voted “for” a nominee’s election exceeds the number of shares voted “against” the nominee’s election. Abstentions and broker non-votes with respect to the election of one or more directors will not be counted as a vote cast and, therefore, will have no effect on the vote.

Any incumbent nominee who receives a greater number of “against” votes than “for” votes shall continue to serve on the Board pursuant to Ohio law, but is required to promptly tender his or her resignation for consideration by the Nominating and Corporate Governance Committee of the Board. We provide more information about majority voting for directors under the heading “Corporate Governance — Majority Voting for Directors.”

Advisory Approval of Compensation of Named Executives (Proposal 2).    The approval, on an advisory basis, of the compensation of our named executives requires the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes with respect to this proposal will not be counted as a vote cast and, therefore, will have no effect on the vote.

Approval of The Sherwin-Williams Company 2006 Stock Plan for Nonemployee Directors (Amended and Restated as of April 20, 2016) (Proposal 3). The approval of the 2006 Stock Plan for Nonemployee Directors (Amended and Restated as of April 20, 2016) requires the affirmative vote of a majority of the votes cast. Pursuant to NYSE rules, abstentions with respect to this proposal will be counted as votes cast and will have the same effect of a vote “against” this proposal. Broker non-votes with respect to this proposal will not be counted as a vote cast and, therefore, will have no effect on the vote.

Ratification of Independent Registered Public Accounting Firm (Proposal 4).    The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast. Abstentions with respect to this proposal will not be counted as a vote cast and, therefore, will have no effect on the vote. Broker non-votes are not expected to exist with respect to this proposal.

Other Items.    All other proposals and other business as may properly come before the Annual Meeting require the affirmative vote of a majority of the votes cast, except as otherwise required by statute or our Amended Articles of Incorporation or Regulations.

Can I revoke or change my vote after I submit my proxy?

Yes. You can revoke or change your vote before the proxy holders vote your shares by timely:

•	giving a revocation to our Corporate Secretary in writing, in a verifiable communication or at the Annual Meeting;

•	returning a later signed and dated proxy card;

•	entering a new vote on the Internet or by telephone; or

•	voting in person at the Annual Meeting.

How can I attend the Annual Meeting?

You are entitled to attend the Annual Meeting only if you were a shareholder at the close of business on the record date, February 22, 2016. We may ask you to present evidence of share ownership as of the record date, such as an account statement indicating ownership on that date, and valid photo identification, such as a driver’s license or passport, to enter the Annual Meeting.

Even if you plan to attend the Annual Meeting in person, we encourage you to vote your shares in advance using one of the methods outlined in this Proxy Statement to ensure that your vote will be represented at the Annual Meeting.

Where will I be able to find voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and publish final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days of the Annual Meeting.

Who pays the costs of this proxy solicitation?

The enclosed proxy is solicited by the Board, and Sherwin-Williams will pay the entire cost of solicitation. We retained Georgeson Inc. to aid in the solicitation of proxies for which it will receive a fee estimated at $15,500, plus reasonable expenses.

In addition, we may reimburse banks, brokers and other nominees for costs reasonably incurred by them in forwarding proxy materials to beneficial owners of our common stock. Our officers and other employees may also solicit the return of proxies. Proxies will be solicited by personal contact, mail, telephone and electronic means.

Are the Proxy Statement and the 2015 Annual Report to Shareholders available on the Internet?

Yes. This Proxy Statement and our 2015 Annual Report to Shareholders are available at http://proxymaterials.sherwin.com.

You may help us save money in the future by accessing your proxy materials online, instead of receiving paper copies in the mail. If you would like to access proxy materials on the Internet beginning next year, please follow the instructions located in the “Access Proxy Materials Online” section on the “Investor Relations” page of our website at www.sherwin.com.

CORPORATE GOVERNANCE

The Board and management have recognized for many years the need for sound corporate governance practices in fulfilling their respective duties and responsibilities to shareholders. We describe below our key corporate governance policies that enable us to manage our business in accordance with high ethical standards and in the best interests of our shareholders.

Corporate Governance Guidelines.

The Board has adopted Corporate Governance Guidelines, which provide the framework for the governance of our company. The Board reviews our Corporate Governance Guidelines at least annually. From time to time, the Board may revise our Corporate Governance Guidelines to reflect new regulatory requirements and evolving corporate governance practices.

Leadership Structure and Lead Director.

Chairman and Chief Executive Officer Roles.    Our Corporate Governance Guidelines provide that the same person should hold the positions of Chairman and Chief Executive Officer, except in unusual circumstances such as during a period of transition in the office of the chief executive officer.

The Board believes this structure provides the optimal leadership model. A combined Chairman and Chief Executive Officer provides clear insight and direction of business strategies and plans to both the Board and management, which facilitates the efficient and effective functioning of the Board and our company. The Board believes we can most effectively execute our business strategies and plans if our Chairman is also a member of our management team. A single person acting in the capacities of Chairman and Chief Executive Officer provides unified leadership and focus.

Current CEO Transition.    Christopher M. Connor served as our Chairman and Chief Executive Officer until January 1, 2016. Following a thoughtful, multi-year succession planning process, John G. Morikis was named President and Chief Executive Officer effective January 1, 2016. Mr. Connor remains employed as Executive Chairman. The Board reviewed our leadership structure in connection with this transition. Consistent with our Corporate Governance Guidelines, the Board believes it is in the best interests of Sherwin-Williams and our shareholders to split the roles of Chairman and Chief Executive Officer during this transition period to provide for an orderly succession in our leadership. As Executive Chairman, Mr. Connor will coordinate organizational oversight, business strategy and governance of Sherwin-Williams. He will also support Mr. Morikis in assuming the day-to-day management of our company.

Lead Director.    Under our Corporate Governance Guidelines, if the Chairman is not an independent director, the independent directors of the Board annually will elect an independent director to serve as Lead Director. John M. Stropki is currently the Lead Director. The Board believes that a Lead Director improves the Board’s overall performance by improving the efficiency of the Board’s oversight and governance responsibilities and by enhancing the relationship between the Chief Executive Officer and the independent directors.

The Lead Director has a significant role, with comprehensive governance responsibilities that are clearly set forth in our Corporate Governance Guidelines. These responsibilities are as follows:

•	Chair meetings of the Board at which the Chairman is not present.

•	Chair executive sessions of the non-management directors. Meet separately with the Chairman after executive sessions to review the matters discussed during the executive sessions.

•	Review with the Chairman the schedule for meetings of the non-management directors and set the agenda for such meetings.

•

Facilitate communications and serve as the principal liaison on board related issues between the Chairman and the non-management directors. Each director, however, is free to communicate directly with the Chairman.

•	Review with the Chairman the schedule for meetings of the Board to help assure that there is sufficient time allocated for discussion of all agenda items.

•	Suggest agenda items to the Chairman for meetings of the Board and approve the agenda, as well as the substance and timeliness of information sent to the Board.

•	Authorize the retention of independent legal advisors, or other independent consultants and advisors, as necessary, who report directly to the Board on board related issues.

•	Act as a resource for, and counsel to, the Chairman.

Other Leadership Components.    Another key component of our leadership structure is our strong governance practices to ensure the Board effectively carries out its responsibility for the oversight of management. All Board committees are entirely made up of independent directors. Non-management directors meet in executive session following every regularly scheduled Board meeting. The Lead Director may schedule additional executive sessions as appropriate. The Board has full access to our management team at all times. In addition, the Board or any committee may retain independent legal, financial, compensation or other consultants and advisors to advise and assist the Board or committee in discharging its responsibilities.

Code of Conduct.

Our Code of Conduct applies to all directors, officers and employees of Sherwin-Williams and our subsidiaries, wherever located. Our Code contains the general guidelines and principles for conducting Sherwin-Williams’ business consistent with the highest standards of business ethics. Our Code embodies our seven guiding values, which form the foundation of our company: Integrity, People, Service, Quality, Performance, Innovation and Growth. We encourage our employees to report all violations of company policies and the law, including incidents of harassment or discrimination. We will take appropriate steps to investigate all such reports and will take appropriate action. Under no circumstances will employees be subject to any disciplinary or retaliatory action for reporting, in good faith, a possible violation of our Code or applicable law or for cooperating in any investigation of a possible violation.

Under our Code of Ethics for Senior Financial Management, our Chief Executive Officer, Chief Financial Officer and senior financial management are responsible for creating and maintaining a culture of high ethical standards and commitment to compliance throughout our company to ensure the fair and timely reporting of Sherwin-Williams’ financial results and condition. Senior financial management includes the controller, the treasurer, the principal financial/accounting personnel in our operating groups and divisions, and all other financial/accounting personnel with staff supervision responsibilities in our corporate departments and operating groups and divisions.

Risk Management.

Management is responsible for assessing and managing our exposure to various risks while the Board has responsibility for the oversight of risk management. Management has an enterprise risk management process to identify, assess and manage the most significant risks facing us, including financial, strategic, operational, litigation, compliance and reputational risks.

The Audit Committee has oversight responsibility to review management’s risk management process, including the policies and guidelines used by management to identify, assess and manage our exposure to risk. The Audit Committee also has oversight responsibility for financial risks. The Board has oversight responsibility for all other risks. Management reviews financial risks with the Audit Committee at least quarterly and reviews its risk management process with the Audit Committee on an ongoing basis. Management reviews various significant risks with the Board throughout the year, as necessary and/or appropriate, and conducts a formal review of its assessment and management of the most significant risks with the Board on an annual basis.

Management’s role to identify, assess and manage risk, and the Board’s role in risk oversight, have been well defined for many years. The Board’s role in risk oversight has had no significant effect on the Board’s leadership structure. However, we believe our current leadership structure, with Mr. Connor serving as Executive Chairman and Mr. Morikis serving as President and Chief Executive Officer, enhances the Board’s effectiveness in risk oversight due to their extensive knowledge of our operations and the paint and coatings industry.

How You May Communicate with Directors.

The Board has adopted a process by which shareholders and all other interested parties may communicate with the non-management directors, the Lead Director or the chairperson of any of the committees of the Board. You may send communications by regular mail to the attention of the: Lead Director; Chair, Audit Committee; Chair, Compensation and Management Development Committee; Chair, Nominating and Corporate Governance Committee; or non-management directors as a group to the Non-Management Directors; each, c/o Corporate Secretary, The Sherwin-Williams Company, 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115.

Sherwin-Williams’ management will review all communications received to determine whether the communication requires immediate action. Management will pass on all communications received, or a summary of such communications, to the appropriate director or directors.

Complaint Procedures for Accounting, Auditing and Financial Related Matters.

The Audit Committee has established procedures for receiving, retaining and treating complaints from any source regarding accounting, internal accounting controls and auditing matters. The Audit Committee has also established procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Interested parties may communicate such complaints by following the procedures described under the heading “How You May Communicate with Directors.” Employees may report such complaints by following the procedures outlined in our Code of Conduct. We do not permit any disciplinary or retaliatory action against any person who, in good faith, submits a complaint or concern under these procedures.

Independence of Directors.

Under our Director Independence Standards (a copy of which is attached as Appendix A), 10 of our 12 directors and 9 of our 11 director nominees are independent. In addition, all members of the Audit Committee, the Compensation and Management Development Committee, and the Nominating and Corporate Governance Committee are independent.

Majority Voting for Directors.

As provided in our Amended Articles of Incorporation, for an individual to be elected to the Board of Directors in an uncontested election of directors, the number of votes cast in favor of the individual’s election must exceed the number of votes cast against the individual’s election.

Any incumbent nominee for director in an uncontested election who receives a greater number of “against” votes than “for” votes shall continue to serve on the Board pursuant to Ohio law, but is required to promptly tender his or her resignation to the Board under our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will promptly consider the tendered resignation and will recommend to the Board whether to accept the tendered resignation or to take some other action, such as rejecting the tendered resignation and addressing the apparent underlying causes of the majority against vote.

In making this recommendation, the Nominating Committee will consider all factors deemed relevant by its members. These factors may include the underlying reasons why shareholders voted against the director (if ascertainable), the length of service and qualifications of the director whose resignation has been tendered, the director’s contributions to Sherwin-Williams, whether by accepting the resignation Sherwin-Williams will no longer be in compliance with any applicable law, rule, regulation or governing document, and whether or not accepting the resignation is in the best interest of Sherwin-Williams and our shareholders. In considering the Nominating Committee’s recommendation, the Board will consider the factors considered by the Nominating Committee and such additional information and factors that the Board believes to be relevant. We will promptly and publicly disclose the Board’s decision and process in a report filed with or furnished to the SEC.

Executive Sessions of Non-Management Directors.

The non-management members of the Board meet in executive session following every regularly scheduled Board meeting. Additional executive sessions may be scheduled by the Lead Director or the non-management directors. The Lead Director will chair these sessions.

Annual Board Self-Assessments.

The Board has instituted annual self-assessments of the Board, as well as the Audit Committee, the Compensation and Management Development Committee, and the Nominating and Corporate Governance Committee, to assist in determining whether the Board and its committees are functioning effectively. In early 2016, the Board and each of its committees completed self-evaluations and reviewed and discussed the results. The Nominating Committee oversees this process.

Board Committee Charters.

The Audit Committee, the Compensation and Management Development Committee, and the Nominating and Corporate Governance Committee have adopted written charters. Each committee reviews and evaluates the adequacy of its charter at least annually.

Stock Ownership Guidelines.

The Board believes that its directors, executives and operating presidents should have meaningful share ownership in Sherwin-Williams. Accordingly, the Board has established minimum share ownership requirements. More information is set forth under the heading “Stock Ownership Guidelines” in the Compensation Discussion and Analysis.

Clawback and Recapture Policy.

The Board has adopted a policy regarding the adjustment and recapture of compensation paid or payable to executives and key employees. Under this clawback policy, employees who participate in our 2007 Executive Performance Bonus Plan are required to reimburse Sherwin-Williams for any award paid under this plan in the event:

•

the award was based upon the achievement of financial results that were subsequently the subject of an accounting restatement due to the material noncompliance with any financial reporting requirement under the federal securities laws; and

•	the Board determines that the employee engaged in knowing or intentional fraudulent or illegal conduct that caused or partially caused the need for the restatement; and

•	a lower amount would have been paid to the employee based upon the restated financial results.

The reimbursement will be equal to the difference in the amount of the award prior to the restatement and the amount of the award determined using the restated financial results.

In addition, under our 2006 Equity and Performance Incentive Plan, (a) all outstanding stock awards will be cancelled and (b) the employee will be required to reimburse Sherwin-Williams for any economic gains received by the employee pursuant to a stock award during the one-year period preceding the Board’s determination that the employee engaged in the conduct described above.

The Dodd-Frank Act requires companies to adopt a policy that, in the event the company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement, the company will recover incentive compensation received prior to the accounting restatement resulting from erroneous financial data. We will review our existing policy and make any necessary amendments once the final rules are adopted.

Availability of Corporate Governance Materials.

You may access all committee charters, our Corporate Governance Guidelines, our Director Independence Standards, our Code of Conduct and other corporate governance materials in the “Corporate Governance” section on the “Investor Relations” page of our website at www.sherwin.com.

PROPOSAL 1 — ELECTION OF DIRECTORS

At the Annual Meeting, the number of directors is to be fixed at 11, and 11 directors are to be elected to hold office until the next Annual Meeting and until their successors are elected. Each nominee was elected by our shareholders at the 2015 Annual Meeting, except for Messrs. Wunning and Morikis, who were appointed as directors by unanimous action of the Board on July 15, 2015 and October 16, 2015, respectively.

Our Board currently has 12 members. All are standing for re-election as nominees, except for Mr. Smucker, who is retiring as a director at the Annual Meeting. All of the nominees are independent, except for Messrs. Connor and Morikis. Messrs. Connor and Morikis are not considered to be independent because of their positions as our Executive Chairman and our President and Chief Executive Officer, respectively. There are no family relationships among any of the directors and executive officers.

Each nominee has agreed to serve if elected. If any nominee declines or is unable to accept such nomination or is unable to serve, an event which we do not expect, the Board reserves the right in its discretion to substitute another person as a nominee or to reduce the number of nominees. In this event, the proxy holders may vote in their discretion for any substitute nominee proposed by the Board unless you indicate otherwise.

We have presented biographical information regarding each nominee below. The biographical information of each nominee is supplemented with the particular experiences, qualifications, attributes and skills that led the Board to conclude the nominee should serve on the Board. Please also refer to the additional information set forth under the heading “Experiences, Qualifications, Attributes and Skills of Director Nominees.”

ARTHUR F. ANTON

President and Chief Executive Officer,

Swagelok Company

Director of Sherwin-Williams since 2006

Age: 58

Business Experience.    Arthur F. Anton has served as President and Chief Executive Officer of Swagelok Company (manufacturer and provider of fluid system products and services) since January 2004. Mr. Anton served as President and Chief Operating Officer of Swagelok from January 2001 to January 2004, Executive Vice President of Swagelok from July 2000 to January 2001, and Chief Financial Officer of Swagelok from August 1998 to July 2000. Mr. Anton is also a Director of Forest City Enterprises, Inc., Olympic Steel, Inc. and University Hospitals Health System.

Key Qualifications, Attributes and Skills.    Mr. Anton brings significant domestic and international manufacturing and distribution experience to the Board. In addition, as a former partner of Ernst & Young LLP and the former Chief Financial Officer of Swagelok, Mr. Anton also has financial expertise and extensive financial experience in a manufacturing setting that provide him with a unique perspective on Sherwin-Williams’ business and operations.

CHRISTOPHER M. CONNOR

Executive Chairman,

Sherwin-Williams

Director of Sherwin-Williams since 1999

Age: 59

Business Experience.    Christopher M. Connor has served as Executive Chairman of Sherwin-Williams since January 2016. Mr. Connor served as Chief Executive Officer of Sherwin-Williams from October 1999 to January 2016 and Chairman of Sherwin-Williams from April 2000 to January 2016. Mr. Connor has been with Sherwin-Williams since 1983. Mr. Connor is also a Director of Eaton Corporation plc and Chairman of the Federal Reserve Bank of Cleveland.

Key Qualifications, Attributes and Skills.    Mr. Connor, who has spent 33 years with Sherwin-Williams and who currently serves as Executive Chairman, has extensive, in-depth knowledge of our company’s business, operations, opportunities and strategies. His wide-ranging roles throughout his career at Sherwin-Williams also provide him with significant leadership, corporate strategy, manufacturing, retail, marketing and international experience in the paint and coatings industry.

DAVID F. HODNIK

Retired, Former President and

Chief Executive Officer,

Ace Hardware Corporation

Director of Sherwin-Williams since 2005

Age: 68

Business Experience.    David F. Hodnik, prior to his retirement in April 2005, served as Chief Executive Officer of Ace Hardware Corporation (cooperative of independent hardware retail stores) since January 1997. Mr. Hodnik also served as President of Ace Hardware from January 1996 through December 2004. Mr. Hodnik joined Ace Hardware in October 1972 and held various financial, accounting and operating positions at Ace Hardware.

Key Qualifications, Attributes and Skills.    Mr. Hodnik has valuable management and leadership skills supporting a large retail operation. Mr. Hodnik brings to the Board more than 30 years of relevant experience at Ace Hardware in various financial, accounting and operating positions, including as Ace Hardware’s principal accounting officer, allowing him to add important financial expertise and business insights to the Board.

THOMAS G. KADIEN

Senior Vice President,

Human Resources, Communications & Government Relations,

International Paper Company

Director of Sherwin-Williams since 2009

Age: 59

Business Experience.    Thomas G. Kadien has served as Senior Vice President, Human Resources, Communications & Government Relations of International Paper Company (global paper and packaging company) since November 2014 and has served as Senior Vice President of International Paper since May 2004. Mr. Kadien joined International Paper in 1978 and has held various sales, marketing and management positions with International Paper, including Senior Vice President, Consumer Packaging and IP Asia from January 2010 to November 2014, President of xpedx from October 2005 to January 2010, President – IP Europe from April 2003 to October 2005, and Vice President – Commercial Printing and Imaging Papers from August 2000 to April 2003. Mr. Kadien is also a Director of International Paper APPM Limited and Chairman of the Board of Visitors of the University of Memphis.

Key Qualifications, Attributes and Skills.     Mr. Kadien brings substantial sales, marketing, management and international operations experience from a large multinational company to the Board. His broad range of positions at International Paper during a career exceeding 35 years has allowed him to gain significant and diverse operating experiences in domestic and international markets, which provides the Board with a meaningful global business perspective.

RICHARD J. KRAMER

Chairman of the Board, Chief Executive

Officer and President,

The Goodyear Tire & Rubber Company

Director of Sherwin-Williams since 2012

Age: 52

Business Experience.    Richard J. Kramer has served as Chief Executive Officer and President of The Goodyear Tire & Rubber Company (global manufacturer, marketer and distributor of tires) since

April 2010 and Chairman of the Board of Goodyear since October 2010. Mr. Kramer joined Goodyear in March 2000 and has held various positions at Goodyear, including Chief Operating Officer from June 2009 to April 2010, President, North American Tire from March 2007 to February 2010, Executive Vice President and Chief Financial Officer from June 2004 to August 2007, Senior Vice President, Strategic Planning and Restructuring from August 2003 to June 2004, Vice President, Finance – North American Tire from August 2002 to August 2003, and Vice President – Corporate Finance from March 2000 to August 2002. Prior to joining Goodyear, Mr. Kramer was with PricewaterhouseCoopers LLP for 13 years, including two years as a partner. Mr. Kramer is also a Director of Goodyear and John Carroll University.

Key Qualifications, Attributes and Skills.    Mr. Kramer has significant experience leading and managing a large multinational industrial company. As the former Chief Financial Officer of Goodyear, he brings extensive financial and risk management experience to our Board. Mr. Kramer’s diverse range of positions at Goodyear for over 15 years provides him with significant knowledge of global markets, manufacturing, distribution, retail, finance and technology, which enables him to advise our Board on a variety of strategic and business matters.

SUSAN J. KROPF

Retired, Former President and

Chief Operating Officer,

Avon Products, Inc.

Director of Sherwin-Williams since 2003

Age: 67

Business Experience.    Susan J. Kropf, prior to her retirement in January 2007, served as President and Chief Operating Officer of Avon Products, Inc. (global manufacturer and marketer of beauty and related products) since January 2001. Mrs. Kropf served as Executive Vice President and Chief Operating Officer, North America and Global Business Operations of Avon from December 1999 to January 2001 and Executive Vice President and President, North America of Avon from March 1997 to December 1999. Mrs. Kropf is also a Director of Avon Products, Inc., Coach, Inc. and The Kroger Co. Mrs. Kropf is a former director of MeadWestvaco Corporation.

Key Qualifications, Attributes and Skills.    Mrs. Kropf has a significant amount of manufacturing and operating experience at a large consumer products company. Mrs. Kropf joined Avon in 1970, holding various positions in manufacturing, marketing and product development, and brings a meaningful global business perspective to the Board. Mrs. Kropf has extensive board experience through her service on the boards of four public companies, including Sherwin-Williams. Mrs. Kropf also has a strong understanding of executive compensation and related areas.

JOHN G. MORIKIS

President and Chief Executive Officer,

Sherwin-Williams

Director of Sherwin-Williams since 2015

Age: 52

Business Experience.    John G. Morikis has served as President and Chief Executive Officer of Sherwin-Williams since January 2016. Mr. Morikis served as President and Chief Operating Officer of Sherwin-Williams from October 2006 to January 2016 and President, Paint Stores Group of Sherwin-Williams from October 1999 to October 2006. Mr. Morikis joined Sherwin-Williams in 1984 as a management trainee in the Paint Stores Group and has held roles of increasing responsibility throughout his career. Mr. Morikis is also a Director of Fortune Brands Home & Security, Inc. Mr. Morikis serves on the Policy Advisory Board of the Joint Center for Housing Studies of Harvard University and on the Board of Directors of the University Hospitals Ahuja Medical Center.

Key Qualifications, Attributes and Skills.    Mr. Morikis has been with Sherwin-Williams for over 31 years, including nine years as President and Chief Operating Officer. He currently serves as Sherwin-

Williams’ President and Chief Executive Officer. His vast operating and leadership experience with Sherwin-Williams has provided him with significant, in-depth knowledge of the paint and coatings industry, as well as a unique insight into the opportunities and challenges facing Sherwin-Williams. The Board benefits from his broad operating, manufacturing, retail, marketing, strategic planning and international experience.

CHRISTINE A. POON

Executive in Residence,

The Max M. Fisher College of Business

The Ohio State University

Director of Sherwin-Williams since 2014

Age: 63

Business Experience.    Christine A. Poon has served as Executive in Residence at The Max M. Fisher College of Business at The Ohio State University since September 2015. Ms. Poon served as Professor of Management and Human Resources at The Max M. Fisher College of Business from October 2014 to September 2015 and Dean and John W. Berry, Sr. Chair in Business at The Max M. Fisher College of Business from April 2009 to October 2014. Prior to joining Ohio State, Ms. Poon spent eight years at Johnson & Johnson until her retirement in March 2009, most recently as Vice Chairman of the Board of Directors beginning January 2005 and Worldwide Chairman, Pharmaceuticals Group beginning August 2001. Prior to joining Johnson & Johnson, Ms. Poon held various senior leadership positions at Bristol-Myers Squibb Company over a period of 15 years, most recently as President, International Medicines Group, and President, Medical Devices Group. Ms. Poon is also a Director of Prudential Financial, Inc. and Regeneron Pharmaceuticals, Inc. Ms. Poon serves on the Supervisory Board of Koninklijke Philips N.V.

Key Qualifications, Attributes and Skills.    Ms. Poon has extensive strategic and operational leadership skills due to her over 20 years of experience at Johnson & Johnson and Bristol-Myers Squibb. Ms. Poon brings significant sales and marketing expertise in domestic and international markets to the Board, providing a valuable perspective on Sherwin-Williams’ worldwide commercial operations.

JOHN M. STROPKI

Retired, Former Chairman,

President and Chief Executive Officer,

Lincoln Electric Holdings, Inc.

Director of Sherwin-Williams since 2009

Lead Director since 2015

Age: 65

Business Experience.    John M. Stropki, prior to his retirement in December 2013, served as Executive Chairman of Lincoln Electric Holdings, Inc. (manufacturer and reseller of welding and cutting products) since December 2012. Mr. Stropki served as President and Chief Executive Officer of Lincoln Electric Holdings from June 2004 to December 2012 and Chairman of Lincoln Electric Holdings from October 2004 to December 2012. Mr. Stropki also served as Executive Vice President and Chief Operating Officer of Lincoln Electric Holdings from May 2003 to June 2004 and Executive Vice President of Lincoln Electric Holdings and President, North America of The Lincoln Electric Company from May 1996 to May 2003. Mr. Stropki is also a Director of Hyster-Yale Materials Handling, Inc. and Rexnord Corporation. Mr. Stropki is a former Director of Lincoln Electric Holdings.

Key Qualifications, Attributes and Skills.    Mr. Stropki has vast management, technical, manufacturing and leadership skills at an industrial company with a long history of financial improvement. His 41 years of experience at Lincoln Electric Holdings provided him with extensive knowledge of employee development and engagement, as well as important perspectives in operating a business in global markets that are relevant to Sherwin-Williams’ business.

MATTHEW THORNTON III

Senior Vice President, US Operations,

FedEx Express

FedEx Corporation

Director of Sherwin-Williams since 2014

Age: 57

Business Experience.    Matthew Thornton III has served as Senior Vice President, US Operations of FedEx Express, a subsidiary of FedEx Corporation (global transportation, business services and logistics company), since September 2006. Mr. Thornton joined FedEx Corporation in November 1978 and has held various management positions of increasing responsibility with the company, including Senior Vice President – Air, Ground & Freight Services from July 2004 to September 2006 and Vice President – Regional Operations (Central Region) from April 1998 to July 2004. Mr. Thornton also serves on the Board of Directors of Safe Kids Worldwide and is a member of The Executive Leadership Council (ELC).

Key Qualifications, Attributes and Skills.    Mr. Thornton brings extensive management and leadership experience from a large multinational company to the Board. Through his broad range of positions at FedEx Corporation during a career exceeding 37 years, Mr. Thornton has gained significant strategic operations expertise and logistics management experience that allows him to provide the Board with a meaningful perspective on Sherwin-Williams’ operations and business matters.

STEVEN H. WUNNING

Retired, Former Group President,

Caterpillar Inc.

Director of Sherwin-Williams since 2015

Age: 64

Business Experience.    Steven H. Wunning, prior to his retirement in February 2015, served as Group President and member of the Executive Office of Caterpillar Inc. (world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives) since January 2004. Mr. Wunning joined Caterpillar in 1973 and held a variety of positions with increasing responsibility with Caterpillar, including Vice President, Logistics Division from January 2000 to January 2004 and Vice President, Logistics & Product Services Division from November 1998 to January 2000. Mr. Wunning is also a Director of Kennametal Inc. and Black & Veatch Holding Company. Mr. Wunning serves on the Board of Trustees of Missouri University of Science and Technology.

Key Qualifications, Attributes and Skills.    Through his broad range of assignments and experience gained during 41 years of service at Caterpillar, Mr. Wunning developed an in-depth understanding of manufacturing, quality, product support and logistics at a leading global manufacturing company. Mr. Wunning’s extensive management experience provides the Board with a valuable, independent perspective on Sherwin-Williams’ global manufacturing and supply chain operations.

The Board of Directors unanimously recommends that you vote “FOR”

Proposal 1 to fix the number of directors at 11 and to elect all of the nominees listed.

ADDITIONAL INFORMATION ABOUT OUR DIRECTORS

Independence of Directors.

The Board has adopted categorical Director Independence Standards to assist the Board in determining the independence of each director. To be considered independent, the Board must affirmatively determine that the director has no material relationship with Sherwin-Williams. In each case, the Board broadly considers all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and such other criteria as the Board may determine from time to time. Our Director Independence Standards also include additional independence requirements for members of the Audit Committee and the Compensation and Management Development Committee. A complete copy of our Director Independence Standards is attached as Appendix A.

During the Board’s annual review of director independence, the Board considers transactions, relationships and arrangements between each director or an immediate family member of the director and Sherwin-Williams. The Board also considers transactions, relationships and arrangements between each director or an immediate family member of the director and our senior management. Under our Director Independence Standards, the following relationships are not considered to be material relationships that would impair a director’s independence:

•

if the director is a current employee, or an immediate family member of the director is a current executive officer, of another company that has made payments to, or received payments from, Sherwin-Williams for property or services in an amount which, in any of the last three fiscal years, is less than $1 million or two percent, whichever is greater, of such other company’s annual gross revenues;

•

if the director, or an immediate family member of the director, is an executive officer of another company which is indebted to Sherwin-Williams, or to which Sherwin-Williams is indebted, in an amount which is less than five percent of such other company’s total assets;

•

if the director, or an immediate family member of the director, serves as an officer, director or trustee of a not-for-profit organization, and Sherwin-Williams’ discretionary charitable contributions (excluding matching contributions) to the organization are less than $500,000 or five percent, whichever is greater, of that organization’s annual gross revenues;

•	if the director serves as a director or executive officer of another company that also uses Sherwin-Williams’ independent auditor;

•

if the director is a member of, or associated with, the same professional association, or social, educational, civic, charitable, fraternal or religious organization or club as another Sherwin-Williams director or executive officer; or

•

if the director serves on the board of directors of another company at which another Sherwin-Williams director or executive officer also serves on the board of directors (except for compensation committee interlocks).

Early this year, the Board performed its independence review for 2016. As a result of this review, the Board determined that 10 of our 12 directors and 9 of our 11 director nominees are independent. In addition, all members of the Audit Committee, the Compensation and Management Development Committee, and the Nominating and Corporate Governance Committee are independent. The Board determined that Mrs. Kropf, Ms. Poon and Messrs. Anton, Hodnik, Kadien, Kramer, Smucker, Stropki, Thornton and Wunning meet these standards and are independent and, in addition, satisfy the independence requirements of the NYSE. Messrs. Connor and Morikis are not considered to be independent because of their positions as our Executive Chairman and our President and Chief Executive Officer, respectively.

Experiences, Qualifications, Attributes and Skills of Director Nominees.

In considering each director nominee and the composition of the Board as a whole, the Nominating and Corporate Governance Committee utilizes a diverse group of experiences, qualifications, attributes and skills, including diversity in gender, ethnicity and race, that the Nominating Committee believes enables a director nominee to make significant contributions to the Board, Sherwin-Williams and our shareholders. These experiences, qualifications, attributes and skills, which are more fully described in the following table, are set forth in a director matrix. The Nominating Committee regularly reviews the director matrix as part of its annual Board composition review, which includes a review of potential director candidates. The Nominating Committee may also consider such other experiences, qualifications, attributes and skills, as it deems appropriate, given the then-current needs of the Board and Sherwin-Williams.

	A. F. Anton	C. M. Connor	D. F. Hodnik	T. G. Kadien	R. J. Kramer	S. J. Kropf	J. G. Morikis	C. A. Poon	J. M. Stropki	M. Thornton III	S. H. Wunning
Management Experience Experience as a CEO, COO, President or Senior VP of a company or a significant subsidiary, operating division or business unit.	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Independence Satisfy the independence requirements of the NYSE.	✓		✓	✓	✓	✓		✓	✓	✓	✓
Financial Expertise Possess the knowledge and experience to be qualified as an “audit committee financial expert.”	✓		✓	✓	✓			✓	✓		✓
Manufacturing; Distribution Experience in, or experience in a senior management position responsible for, managing significant manufacturing and distribution operations.	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Technical; Research and Development Experience in, or experience in a senior management position responsible for, managing a significant technical or research and development function.	✓	✓		✓	✓	✓	✓	✓	✓		✓
International Operations Experience working in a major organization with global operations with a thorough understanding of different cultural, political and regulatory requirements.	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Marketing; Sales Experience in, or experience in a senior management position responsible for, managing a marketing and/or sales function.	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Retail Operations Experience in, or experience in a senior management position responsible for, managing retail operations.		✓	✓	✓	✓		✓
Minority; Diversity Add perspective through diversity in gender, ethnic background, race, etc.						✓		✓		✓

2015 DIRECTOR COMPENSATION TABLE

The following table sets forth information regarding the compensation of our non-management directors for 2015.

Name	Fees Earned or Paid in Cash ($)(2,3)	Stock Awards ($)(4,5)	All Other Compensation ($)	Total ($)

A. F. Anton	131,000	142,945	-0-	273,945
D. F. Hodnik	110,000	142,945	-0-	252,945
T. G. Kadien	110,000	142,945	-0-	252,945
R. J. Kramer	110,000	142,945	-0-	252,945
S. J. Kropf	131,000	142,945	-0-	273,945
C. A. Poon	120,632	142,945	-0-	263,577
R. K. Smucker	117,280	142,945	-0-	260,225
J. M. Stropki	132,088	142,945	-0-	275,033
M. Thornton III	110,000	142,945	-0-	252,945
S. H. Wunning(1)	55,000	124,741	-0-	179,741

[1]	Mr. Wunning began his term as a director on July 15, 2015.

[2]

These amounts reflect the annual retainer, the annual retainer for the Lead Director and the annual retainers for committee chairs. Cash amounts earned include a prorated amount of annual retainers if a director served for a portion of the year.

[3]

Mrs. Kropf, Ms. Poon and Messrs. Kadien, Kramer and Wunning deferred payments of fees under our Director Deferred Fee Plan. Cash amounts deferred during 2015 were as follows: Mr. Kadien ($110,000), Mr. Kramer ($110,000), Mrs. Kropf ($131,000), Ms. Poon ($30,158) and Mr. Wunning ($55,000). These amounts were credited to either a common stock account or a shadow stock account under our Director Deferred Fee Plan. The number of shares of common stock (which includes shares acquired through the reinvestment of dividends) held under our Director Deferred Fee Plan at December 31, 2015 was as follows: Mr. Kadien (2,322), Mr. Kramer (1,475), Ms. Poon (203), Mr. Smucker (13,324) and Mr. Wunning (224). The number of shares of shadow stock (which includes shares acquired through the reinvestment of dividend equivalents) held under our Director Deferred Fee Plan at December 31, 2015 was as follows: Mr. Kadien (2,308) and Mrs. Kropf (15,812).

[4]

These values reflect the following number of restricted stock units (RSUs) granted during 2015 to each of our non-management directors under our 2006 Stock Plan for Nonemployee Directors: 441 for Mr. Wunning and 500 for Mrs. Kropf, Ms. Poon and Messrs. Anton, Hodnik, Kadien, Kramer, Smucker, Stropki and Thornton. The value of RSUs is equal to the aggregate grant date fair value computed in accordance with stock-based accounting rules (Stock Compensation Topic 718 of the Accounting Standards Codification (“ASC”)), excluding the effect of estimated forfeitures. The grant date fair value of RSUs is based on the fair market value of our common stock (the average of the highest and lowest reported sale prices) on the grant date.

[5]

The number of shares of restricted stock held by each of our non-management directors at December 31, 2015 was as follows: 368 for Ms. Poon, 361 for Mr. Thornton and 649 for Mrs. Kropf and Messrs. Anton, Hodnik, Kadien, Kramer, Smucker and Stropki. The number of RSUs held by each of our non-management directors at December 31, 2015 was as follows: 441 for Mr. Wunning and 500 for Mrs. Kropf, Ms. Poon and Messrs. Anton, Hodnik, Kadien, Kramer, Smucker, Stropki and Thornton. Dividends and dividend equivalents are paid on restricted stock and RSUs, respectively, at the same rate as are paid on our common stock.

None of our non-management directors held any stock options at December 31, 2015. Stock options are not a part of our director compensation program.

DIRECTOR COMPENSATION PROGRAM

The Compensation and Management Development Committee is responsible for reviewing and approving the compensation for our non-management directors. All of our non-management directors are paid under the same compensation program. Officers of Sherwin-Williams who also serve as directors do not receive any additional compensation for services as a director.

Director Fees.

The cash and equity compensation program for our non-management directors consists of the following:

•	an annual cash retainer of $110,000;

•

an additional annual cash retainer of $25,000 for the Lead Director, $21,000 for the chair of the Audit Committee, $21,000 for the chair of the Compensation and Management Development Committee, and $15,000 for the chair of the Nominating and Corporate Governance Committee;

•

a meeting fee of $1,750 for each Board or committee meeting attended in excess of twelve meetings during the calendar year. For purposes of calculating the number of meetings, any Board and committee meetings held within 24 hours constitute one meeting; and

•

an annual grant of RSUs of approximately $125,000, valued over a prior 30-day period, under our 2006 Stock Plan for Nonemployee Directors. During 2015, grants of RSUs replaced grants of restricted stock to more closely align with market practices. One RSU is equivalent in value to one share of Sherwin-Williams common stock. RSUs generally are paid out in common stock upon vesting. RSUs vest in annual increments of one-third over a period of three years. RSUs will immediately vest in the event of the death or disability of the director or in the event of a change in control of Sherwin-Williams. In the event of the retirement of the director, RSUs will continue to vest in accordance with the original three-year vesting schedule.

We reimburse all directors for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of the Board and its committees. We do not provide retirement benefits to our non-management directors.

Director Stock Ownership Requirement.

The Board has established a minimum share ownership requirement to ensure that the interests of our directors are aligned with the interests of our shareholders. Each director who has served on the Board for at least five years is required to own shares of common stock equal in value to at least seven times the annual Board cash retainer.

Other Benefits.

We also provide liability insurance and business travel accident insurance for all directors, including $300,000 accidental death and dismemberment coverage and $300,000 permanent total disability coverage, while the directors are traveling on Sherwin-Williams’ business.

Directors may also receive the same discounts as our employees on the purchase of products at Sherwin-Williams’ stores and are eligible to participate in our matching gifts and grants for volunteers program on the same basis as employees. None of our non-management directors participated in the matching gifts or grants program during 2015.

Directors may defer all or a part of their retainer and meeting fees under our Director Deferred Fee Plan into a common stock account, a shadow stock account or an interest bearing cash account. Amounts deferred may be distributed either in annual installments over a period of up to ten years or in a lump sum pursuant to a director’s payment election. Amounts credited to a shadow stock account are distributed in cash.

BOARD MEETINGS AND COMMITTEES

The Board held six meetings during 2015. Each incumbent director attended at least 75% of the meetings of the Board and committees on which he or she served. Each director is expected to attend, absent unusual circumstances, all meetings of shareholders. All directors except one attended the 2015 Annual Meeting.

The Board has established an Audit Committee, a Compensation and Management Development Committee, and a Nominating and Corporate Governance Committee. Each committee has adopted a written charter. You may find a complete copy of each charter in the “Corporate Governance” section on the “Investor Relations” page of our website at www.sherwin.com.

Committee Membership.

The following table sets forth the current membership and the chairs of the committees of the Board.

Name	Audit	Compensation and Management Development	Nominating and Corporate Governance

A. F. Anton	Chair
D. F. Hodnik		✓
T. G. Kadien		✓
R. J. Kramer	✓		✓
S. J. Kropf		Chair	✓
C. A. Poon	✓		Chair
R. K. Smucker	✓		✓
J. M. Stropki		✓	✓
M. Thornton III	✓
S. H. Wunning		✓

Audit Committee.

The purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities on matters relating to:

•	the integrity of our financial statements and effectiveness of our internal control over financial reporting;

•	the independence, qualifications and performance of the independent registered public accounting firm;

•	the performance of our internal audit function;

•	our compliance with legal and regulatory requirements; and

•	engaging in such other matters as may from time to time be specifically delegated to the Audit Committee by the Board.

The Audit Committee met five times during 2015. Each member of the Audit Committee is independent under SEC rules, NYSE listing standards and our Director Independence Standards. The Board has determined that Ms. Poon and Messrs. Anton, Kramer and Smucker are “audit committee financial experts” under SEC rules.

Compensation and Management Development Committee.

The purpose of the Compensation and Management Development Committee is to assist the Board in fulfilling its oversight responsibilities on matters relating to:

•	compensation for our directors and management, which includes our executive officers;

•	overseeing our management succession planning; and

•	engaging in such other matters as may from time to time be specifically delegated to the Compensation Committee by the Board.

The Compensation Committee met four times during 2015. Each member of the Compensation Committee meets the independence requirements under SEC rules, NYSE listing standards and our Director Independence Standards.

Process for Determining Director and Executive Compensation.    The Compensation Committee reports to the Board on all compensation matters regarding our directors, executives and other key employees. The Compensation Committee does not generally delegate any of its authority to other persons, although it has the power to delegate authority to subcommittees. The Compensation Committee relies upon several members of our management and their staff, as well as an outside compensation consultant, for assistance in performing its duties.

The Compensation Committee has engaged Compensation Advisory Partners LLC as its outside compensation consultant reporting directly to the Compensation Committee. The Compensation Committee has evaluated the independence of Compensation Advisory Partners taking into account all factors relevant to its independence from management under SEC rules and NYSE listing standards. Based upon that evaluation, the Compensation Committee determined Compensation Advisory Partners is independent. In addition, the Compensation Committee conducted an assessment to evaluate whether the work performed by Compensation Advisory Partners raises a conflict of interest. Based upon that assessment, the Compensation Committee determined that no conflict of interest exists.

Role of the Compensation Consultant.    The compensation consultant performs services for the Compensation Committee relating to director and executive compensation, including the following:

•	attends Compensation Committee meetings to present and offer independent recommendations, insights and perspectives on compensation matters;

•	assesses the appropriateness of our peer group used for compensation decisions;

•	assesses how our executive compensation program aligns with pay for performance;

•	reviews compensation levels for executives and non-management directors relative to our peer group and published survey data and recommends compensation pay levels;

•	reviews targeted pay levels and the mix of principal compensation components;

•	prepares CEO and Executive Chairman pay recommendations;

•	advises on annual and long-term incentive design and plan structure, performance goals, award opportunities and vesting conditions;

•	conducts an annual risk assessment of our compensation programs; and

•	provides information on current executive compensation trends and new developments.

The Compensation Committee meets multiple times throughout the year with the compensation consultant in executive session without management present.

From time to time, the compensation consultant may provide services to Sherwin-Williams in addition to services related to director and executive compensation. During 2015, the compensation consultant did not provide any of these additional services to Sherwin-Williams.

Role of Management.    Several members of our management participate in the Compensation Committee’s executive compensation process. The Compensation Committee relies upon our Senior Vice President – Human Resources and his staff for input related to director and executive compensation matters. With regard to executive compensation, management plays a more active role in the compensation process and makes recommendations with respect to:

•	the development of compensation plans and programs and changes to existing plans and programs;

•	the evaluation of executive performance;

•	salary increases;

•	the performance goals (and weightings) for annual cash incentive compensation;

•	the financial performance goals for equity grants and the results attained; and

•	the number of stock options and RSUs granted.

Prior to providing recommendations to the Compensation Committee at its meetings, our Senior VP – HR will meet with our CEO to review the recommendations, except for recommendations concerning our CEO’s compensation. Our CEO and our Senior VP – HR also meet with the chair of the Compensation Committee and the compensation consultant prior to meetings to review the agenda for the meetings and the compensation recommendations. Our CEO and our Senior VP – HR generally attend all Compensation Committee meetings. Our CEO does not have the ability to call meetings. Our Senior VP – HR serves as secretary for the Compensation Committee at its meetings. Our CEO is excused from that part of the meeting during which the Compensation Committee discusses his annual performance evaluation and compensation.

Nominating and Corporate Governance Committee.

The purpose of the Nominating and Corporate Governance Committee is to assist the Board in fulfilling its oversight responsibilities on matters relating to:

•	identifying individuals qualified to become members of the Board;

•	determining the composition of the Board and its committees;

•	reviewing and developing our Corporate Governance Guidelines and practices;

•	guiding the annual evaluation of the performance of the Board; and

•	engaging in such other matters as may from time to time be specifically delegated to the Nominating Committee by the Board.

The Nominating Committee met twice in 2015. Each member of the Nominating Committee is independent under NYSE listing standards and our Director Independence Standards.

Director Qualifications.    The Nominating Committee seeks a diverse group of candidates who possess the appropriate experiences, qualifications, attributes and skills to make a significant contribution to the Board, Sherwin-Williams and our shareholders. The Nominating Committee seeks input from senior management and other members of the Board to identify and evaluate potential director candidates. Each candidate is evaluated in the context of the Board as a whole, with the objective that the Board can best perpetuate our company’s success and represent shareholders’ interests through the exercise of sound business judgment using the directors’ diversity of experiences, qualifications, attributes and skills, including diversity in gender, ethnicity and race. Each candidate shall have the highest personal and professional character and integrity and shall have demonstrated exceptional ability and judgment in his or her respective endeavors. Candidates must possess sufficient time to effectively carry out their duties and responsibilities.

The Nominating Committee may employ professional search firms (for which it would pay a fee) to assist it in identifying potential members of the Board.

Diversity of Director Nominees.    In considering the composition of the Board as a whole, the Nominating Committee utilizes a diverse group of experiences, qualifications, attributes and skills, including diversity in gender, ethnicity and race, as described under the heading “Experiences, Qualifications, Attributes and Skills of Director Nominees.” The Nominating Committee utilizes these factors when identifying, considering and recommending director nominees. On an ongoing basis, the Nominating Committee reviews the experiences, qualifications, attributes and skills of potential director candidates as part of its process of identifying individuals qualified to become Board members and recommending director nominees. The Nominating Committee also regularly reviews the experiences, qualifications, attributes and skills of current directors. The Nominating Committee utilizes these reviews, as well as its committee self-assessment questionnaires, to assess the Nominating Committee’s overall effectiveness in recommending a diverse group of director nominees as a whole.

Consideration of Candidates Recommended by Shareholders.    The Nominating Committee’s policy with respect to the consideration of director candidates recommended by shareholders is that the Nominating Committee will consider such candidates on the same basis and in the same manner as it considers all director candidates. Recommendations are required to include the following information:

•	the name and address of the shareholder;

•	the number of shares of common stock owned by the shareholder;

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a description of all arrangements or understandings between or among any of (a) the shareholder, (b) each candidate and (c) any other person or persons pursuant to which the recommendation is being made;

•	the candidate’s full name, address and telephone numbers;

•	a statement of the candidate’s qualifications and experiences, and any other relevant qualities;

•	the information that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of the candidate as a director;

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a statement, signed by both the shareholder and the candidate, (a) that the shareholder and the candidate currently do not have, and in the prior three years have not had, directly or indirectly, any business, professional or other relationship with each other, and that the shareholder and the candidate do not have any agreement, arrangement or understanding with each other with respect to the candidate’s proposed service as a director, or (b) if either of the foregoing statements is incorrect in any manner, describing in detail the relationship, agreement, arrangement or understanding;

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the candidate’s resume, a list of other boards of directors of public companies on which the candidate currently serves or has served in the past five years, educational information and at least three references; and

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a written statement signed by the candidate agreeing that if he or she is nominated by the Board, he or she will (a) be a nominee for election to the Board, (b) provide all information necessary to be included in Sherwin-Williams’ proxy statement under applicable SEC or NYSE rules and (c) serve as a director if he or she is elected by shareholders.

You may find a complete description of these requirements under “Procedures for Shareholders to Recommend Director Candidates” in the “Corporate Governance” section on the “Investor Relations” page of our website at www.sherwin.com. Shareholders may submit recommendations, along with proof of shareholder status, in writing to Chair, Nominating and Corporate Governance Committee, c/o Corporate Secretary, The Sherwin-Williams Company, 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115.

AUDIT COMMITTEE REPORT

Management has the primary responsibility for the integrity of Sherwin-Williams’ financial information and the financial reporting process, including the system of internal control over financial reporting. Ernst & Young LLP, Sherwin-Williams’ independent registered public accounting firm, is responsible for conducting independent audits of Sherwin-Williams’ financial statements and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and expressing an opinion on the financial statements and the effectiveness of internal controls over financial reporting based upon those audits. The Audit Committee is responsible for overseeing the conduct of these activities by management and Ernst & Young LLP.

As part of its oversight responsibility, the Audit Committee has reviewed and discussed the audited financial statements, the adequacy of financial controls and the effectiveness of Sherwin-Williams’ internal control over financial reporting with management and Ernst & Young LLP. The Audit Committee also has discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 16, Communicating with Audit Committees, as adopted by the PCAOB. The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence. The Audit Committee also has discussed with Ernst & Young LLP that firm’s independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Sherwin-Williams’ Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

A. F. Anton, Chair

R. J. Kramer

C. A. Poon

R. K. Smucker

M. Thornton III

COMPENSATION COMMITTEE REPORT

The Compensation and Management Development Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Sherwin-Williams’ Annual Report on Form 10-K for the year ended December 31, 2015 and this Proxy Statement.

COMPENSATION AND MANAGEMENT

DEVELOPMENT COMMITTEE

S. J. Kropf, Chair

D. F. Hodnik

T. G. Kadien

J. M. Stropki

S. H. Wunning

COMPENSATION RISK ASSESSMENT

The Compensation and Management Development Committee annually assesses the risks related to our compensation policies and practices. In July 2015, the Compensation Committee engaged Compensation Advisory Partners to conduct a comprehensive risk assessment of our incentive compensation programs, plans and policies. Compensation Advisory Partners presented the risk assessment to the Compensation Committee.

Based upon the assessment, the Compensation Committee and Compensation Advisory Partners concluded that our compensation policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on Sherwin-Williams. The following factors help mitigate against employees taking excessive or unnecessary risks.

•	We utilize a balanced approach to compensation, which combines fixed and variable, short-term and long-term, and cash and equity.

•	We have diversified incentive compensation measurements with performance goals focused on growth, profitability and managing capital at different levels within our company.

•	We design our incentive compensation plans without steep payout cliffs that might encourage short-term business decisions that are inconsistent with our long-term business strategy.

•	Performance incentives are not completely based on arithmetic formulas, but incorporate the exercise of negative discretion and judgment, and we cap maximum amounts.

•	We grant equity awards annually, with appropriate vesting periods, that encourage consistent behavior and reward long-term, sustained performance.

•	Our equity plans include a “double-trigger” acceleration provision with respect to vesting in connection with a change in control.

•	We have significant stock ownership guidelines.

•	We regularly benchmark our current compensation practices, policies and pay levels against peer companies and have a pay philosophy that targets median market compensation.

•	We have stringent restrictions on the hedging and pledging of our securities by executives and other employees.

•	The Compensation Committee reviews tally sheets for our named executives that provide a holistic view of each executive’s compensation.

•	We have a clawback policy allowing us to “clawback” incentive compensation earned by executives and key employees.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

This Compensation Discussion and Analysis describes our executive compensation program and how it applies to our five “named executives” listed below.

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Christopher M. Connor.    Mr. Connor is currently our Executive Chairman. He joined Sherwin-Williams in January 1983 and was most recently our Chairman and Chief Executive Officer. He stepped down as our Chief Executive Officer effective at the close of business on December 31, 2015.

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John G. Morikis.    Mr. Morikis was promoted to President and Chief Executive Officer effective January 1, 2016, prior to which he served as President and Chief Operating Officer commencing October 2006. He began his career with Sherwin-Williams in December 1984.

•	Sean P. Hennessy. Mr. Hennessy has served as our Senior Vice President – Finance and Chief Financial Officer since August 2001. He began his career with Sherwin-Williams in September 1984.

•	Robert J. Davisson. Mr. Davisson is President, The Americas Group. He joined Sherwin-Williams in April 1986.

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Steven J. Oberfeld.    Mr. Oberfeld, formerly our Senior Vice President – Corporate Planning and Development, retired from Sherwin-Williams effective at the close of business on December 31, 2015 following a 31-year career with Sherwin-Williams.

Except as otherwise specifically described in this CD&A, all references to the compensation of Messrs. Connor and Morikis reflect their roles during 2015, and all references to CEO compensation reflect Mr. Connor’s compensation because he was our CEO during all of 2015.

Executive Summary

We manage our business with the long-term fundamental objective of creating and maximizing value for our shareholders. Our pay for performance philosophy supports this objective by rewarding performance. Our compensation programs are designed to drive sustainable results and deliver long-term, superior shareholder returns. A significant percentage of our executive compensation program is tightly linked to company performance, business unit performance (where applicable) and stock price appreciation.

Our compensation programs are integral to our long-standing success as they assist us in attracting, retaining and motivating talented and high-performing people throughout our organization who drive consistent financial and operating results. Our long track record of sustained success is exemplified by the following:

•	Our average annual shareholder return, including dividends, over the past 10 years is 21.1%, compared to the average annual return for the S&P 500 of 7.3%.

•	We continued our dividend payment record. 2015 was our 37th consecutive year of increased dividends.

2015 Financial and Operating Highlights.    We delivered record results in 2015. We surpassed $11 billion in net sales for the second straight year, finishing the year with record net sales of $11.34 billion. Diluted net income per share increased 27.1% to $11.16, a record high. Net income increased 21.7% to $1.05 billion, as we surpassed $1 billion for the first time. We generated record net operating cash of $1.45 billion, an increase of 33.8%, eclipsing the $1 billion mark for the third consecutive year.

We have consistently returned significant value to our shareholders. During 2015, we returned $1.28 billion to our shareholders through dividends and repurchases of our stock. Over the past three years, we have returned approximately $3.96 billion in cash to shareholders through dividends and stock repurchases.

The following graph shows our company’s performance for key financial measures over the past three-year period. Please also see our consolidated financial statements and notes on pages 42 through 75 of our 2015 Annual Report to Shareholders.

[1]	Includes charges of $21.9 million, or $0.21 per share, resulting from government import duty assessments related to our Brazilian operations.

Recent Key Compensation Decisions.    Highlights of the Compensation Committee’s recent key executive compensation decisions include the following:

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During 2015, we completed a thoughtful, multi-year succession planning process that culminated in the orderly transition of Mr. Morikis to President and Chief Executive Officer effective January 1, 2016. Mr. Connor remains employed as Executive Chairman. We include additional information below under the heading “2016 Compensation Changes for Our CEO Succession.”

•	Our named executives earned an average of 128.7% of their 2015 target annual cash incentive compensation as we delivered above-target performance results on most of the performance metrics.

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100% of the maximum number of shares of performance-based restricted stock for the 2013 – 2015 performance period vested based upon above-target company performance for cumulative earnings per share over the three-year performance period.

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Beginning with our 2015 long-term equity awards, we replaced grants of restricted stock with grants of restricted stock units (RSUs) to facilitate the ease of global administration of equity grants and to more closely align with market practices. The economic value delivered to participants did not change as a result of this move to RSUs.

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Beginning in 2016, we redesigned our long-term equity incentive compensation program to further strengthen our pay for performance alignment by increasing the percentage of compensation tied to objective performance metrics. We eliminated awards of time-based RSUs and added a second performance-based RSU award utilizing return on net assets employed (RONAE) as the performance metric. Our annual performance-based RSU awards now consist of two separate grants of RSUs — one grant with EPS as the sole performance metric and one grant with RONAE as the sole performance metric. 60% of the target value of our long-term equity awards will be allocated to performance-based RSUs. The target mix of our annual long-term equity incentive compensation program beginning in 2016 is as follows:

Type of Equity Award	2016
Stock Options	40%
Performance-Based RSUs – EPS Metric	40%
Performance-Based RSUs – RONAE Metric	20%

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In connection with adding RONAE as a performance metric in our RSU program, we removed RONAE as a performance metric for 2016 in our annual executive cash incentive compensation program for our named executives who are corporate officers. We retained RONAE for The Americas Group as a business unit performance metric for Mr. Davisson.

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The Compensation Committee assessed the independence of its independent compensation consultant, Compensation Advisory Partners, under SEC rules and NYSE listing standards and determined Compensation Advisory Partners is independent and its work raises no conflicts of interest. Compensation Advisory Partners did not provide any services to Sherwin-Williams other than those matters for which the Compensation Committee is responsible.

Relationship Between Pay and Performance.    Our executive compensation program combines different elements of compensation. As a result, the total amount of executive compensation paid is not directly tied to any one measure or component of compensation. We believe this approach assists us in viewing performance holistically and helps mitigate the risk of over-emphasizing any one metric. That said, a significant portion of our executive compensation program is tied to the value of our stock, which is critical to ensuring we are delivering value to shareholders. Our executives only realize the full value of their compensation if our shareholders also realize value.

Each year, the Compensation Committee assesses our CEO’s compensation in light of Sherwin-Williams’ performance. In October 2015, the Compensation Committee analyzed the relationship between the realizable pay of Mr. Connor and total shareholder return (TSR) over the five-year period ended December 31, 2014, comparing Sherwin-Williams to the peer group we use when making executive compensation decisions. 2014 is the most recent year that compensation information is available for our peer group. TSR includes the reinvestment of dividends and is calculated on a compounded annual growth rate basis. Our peer group is listed on page 37.

The following chart, prepared by the compensation consultant, shows the degree of alignment between Mr. Connor’s total realizable pay and Sherwin-Williams’ TSR relative to our peer group over the five-year period. Sherwin-Williams’ cumulative TSR over the five-year period was 359%, which was higher than all of the companies in our peer group. Peer group companies are indicated by the diamonds in the chart. Companies that fall within the shaded diagonal alignment zone are generally viewed as having pay and performance alignment. As illustrated below, Mr. Connor’s realizable pay was very well aligned with Sherwin-Williams’ performance.

PAY FOR PERFORMANCE ALIGNMENT

CEO REALIZABLE PAY AND TSR

Realizable pay includes: (a) base salary during the five-year period; (b) actual cash incentive compensation earned during the five-year period; (c) the value of time-based restricted stock granted during the five-year period based on the 2014 year-end closing stock price; (d) the vesting date value of long-term performance equity awards that were earned in 2012, 2013 and 2014; (e) the value of target long-term performance equity awards granted in 2013 and 2014 based on the 2014 year-end closing stock price; and (f) the value of outstanding in-the-money stock options granted during the five-year period based on the 2014 year-end stock closing price. Valuing equity awards in this manner is different from valuing equity awards at their aggregate grant date fair value, which is the method used in the Summary Compensation Table and the 2015 Grants of Plan-Based Awards Table.

Overview of Executive Compensation Practices.    Our compensation programs, practices and policies are reviewed and evaluated on an ongoing basis. We modify our compensation programs to address evolving best practices and changing regulatory requirements. We list below some of the more significant best practices we have adopted and the practices we have avoided, which we believe promote responsible pay and governance principles and alignment with shareholder interests.

	What We Do		What We Don’t Do
☑	Performance-Based Pay. We emphasize pay for performance. For 2015, 80% of the principal compensation components for our named executives (89% for our CEO) were tied to performance.	☒	No Employment Agreements. We do not have employment agreements with our executives. Our executives are employed at will.
☑	Independent Compensation Committee. Each member of the Compensation Committee meets the independence requirements under SEC rules and NYSE listing standards.	☒	No Current Dividends for Unvested Performance-Based Awards. Dividends and dividend equivalents on performance-based restricted stock and RSUs are deferred and paid only on earned shares.
☑	Independent Compensation Consultant. The Compensation Committee uses an independent compensation consultant, who provided no other services to our company during 2015.	☒	No Repricing or Replacing of Underwater Stock Options. We do not permit the repricing or replacing of underwater stock options without shareholder approval.
☑	Balanced Compensation Structure. We utilize a balanced approach to compensation, which combines fixed and variable, short-term and long-term, and cash and equity.	☒	No Hedging. Directors, executives and other employees are prohibited from engaging in hedging transactions with respect to our securities.
☑	Target Median. We have a pay philosophy that targets median market compensation. We assess our current compensation practices, policies and pay levels against peer companies.	☒	No Pledging. Directors, executives and operating presidents may not hold our securities in margin accounts or otherwise pledge our securities as collateral for a loan.
☑	Responsibly Administered Incentive Compensation Programs. We have diversified incentive compensation goals without steep payout cliffs. Vesting periods for annual equity awards encourage consistent behavior and reward long-term, sustained performance.	☒	No Speculative Trading. Directors, executives and operating presidents may not engage in short sales of our securities and transactions in put options, call options or other derivative securities of our stock.
☑	Clawback Policy. Our clawback policy allows us to “clawback” incentive compensation earned by our executives and key employees.	☒	No Excessive Perquisites. Consistent with our culture, we provide only limited perquisites to our executives.
☑	Double-Trigger Change in Control. Our stock plan contains a “double-trigger” acceleration provision for the vesting of equity awards upon a change in control.	☒	No Excessive Risk-Taking. We conducted a risk assessment and concluded that our compensation policies do not encourage excessive or unnecessary risk-taking.
☑	Significant Stock Ownership. Our directors, executives and operating presidents have significant stock ownership and stock ownership requirements.	☒	No Above-Market Earnings on Deferred Compensation. We do not pay guaranteed, above-market or preferential interest or earnings on deferred compensation.

Impact of Last Year’s Say-On-Pay Vote.    At last year’s Annual Meeting, our shareholders approved the compensation of our named executives with a substantial majority of shareholders (97.3% of votes cast) voting in favor. We consider this vote to be a strong endorsement of our executive compensation program, practices and policies. Based upon the strong shareholder support, the Compensation Committee does not believe our executive compensation program requires material changes. However, the Compensation Committee has made and will continue to make changes designed to further enhance the objectives of our program.

The Compensation Committee highly values the input of our shareholders. The Compensation Committee will continue to consider the views of our shareholders in connection with our executive compensation program, including the results of the 2016 say-on-pay vote. We will make improvements based upon evolving best practices, market compensation information and changing regulatory requirements. We encourage you to support this year’s say-on-pay proposal. We will continue to hold annual say-on-pay votes until the next shareholder advisory vote on frequency takes place.

2016 Compensation Changes for Our CEO Succession

On October 16, 2015, the Board of Directors elected Mr. Morikis as our President and Chief Executive Officer effective January 1, 2016 following a thoughtful, multi-year succession planning process. Mr. Morikis is the ninth Chief Executive Officer in Sherwin-Williams’ 150 year history as we have continued our practice of developing and promoting our leaders within our ranks. Mr. Morikis joined Sherwin-Williams in December 1984 as a management trainee in the Paint Stores Group and served as our President and Chief Operating Officer since October 2006.

Mr. Morikis succeeded Mr. Connor, who decided to step down from his position as our Chief Executive Officer effective as of the close of business on December 31, 2015. Mr. Connor served as our Chief Executive Officer beginning in October 1999 and Chairman beginning in April 2000. He remains employed as Executive Chairman.

In setting 2016 compensation levels for Messrs. Connor and Morikis for their new roles, the Compensation Committee engaged the services of its independent compensation consultant, Compensation Advisory Partners LLC. Effective January 1, 2016, Mr. Morikis’ annual base salary was increased to $1,100,000 in connection with his election as President and Chief Executive Officer. Mr. Morikis’ target and maximum award levels under our annual cash incentive compensation program were increased from 80% and 160% to 135% and 270%, respectively, of his annual salary. Mr. Connor’s annual base salary and annual cash incentive compensation opportunity did not change as a result of his new position as Executive Chairman. On October 16, 2015, Messrs. Connor and Morikis also received their annual grants of stock options. Messrs. Connor and Morikis received 59,000 and 44,200 stock options, respectively, with an exercise price equal to the average of the highest and lowest sale prices of Sherwin-Williams common stock on such date. These stock option grants vest over three years and have a ten-year term. In early 2016, Messrs. Connor and Morikis also received their annual grants of performance-based RSUs under our long-term equity incentive compensation program commensurate with their new positions.

Overview of Our Executive Compensation Program

The Compensation Committee.

The Compensation and Management Development Committee, which is comprised entirely of independent directors, oversees our executive compensation program. The Compensation Committee reports to the Board on all compensation matters for approximately 22 of our executives and key employees, including our named executives. The Compensation Committee has engaged Compensation Advisory Partners LLC as its independent compensation consultant in order to fulfill its responsibilities. We include additional information about the Compensation Committee, including the role of the compensation consultant and management in the compensation setting process, under the heading “Board Meetings and Committees — Compensation and Management Development Committee.”

Compensation Objectives.

We design and manage our company-wide compensation programs to align with our overall business strategy and to focus our employees on delivering sustained financial and operating results and creating value for our shareholders on a consistent long-term basis. We believe it is important that our compensation programs:

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Are competitive.    Our programs are designed to attract, retain and motivate talented and high-performing people at all levels of our company around the world. We structure our compensation programs to be competitive with the programs of companies of comparable size and business.

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Maintain a performance and achievement-oriented culture.    A significant percentage of our employees are on incentive plans tied to clear, pre-established performance goals that support our business strategies. We utilize both annual and long-term incentives to appropriately balance consistent annual results with improved performance over the longer term. We select performance goals that are sufficiently demanding, support our financial and operating objectives and help drive our business. We reward employees for achieving and exceeding performance goals, without creating a sense of entitlement and without encouraging unnecessary or excessive risk-taking.

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Align the interests of our executives with those of our shareholders.    It is important that a portion of our executives’ incentive compensation is directly tied to the price of our stock to align the financial interests of our executives with the interests of our shareholders and to keep our executives focused on sustained financial performance. In addition, we have implemented significant stock ownership requirements for our executives and operating presidents.

We believe our compensation programs achieve these goals.

Components of Compensation.

The components of our executive compensation program, the primary purpose of each component and the form of compensation for each component are described in the following table.

Component	Primary Purpose	Form of Compensation
Base Salary	Provides base compensation for the day-to-day performance of job responsibilities.	Cash
Annual Cash Incentive Compensation	Rewards performance during the year based on the achievement of pre-established annual performance goals.	Cash
Long-Term Equity Incentive Compensation	Encourages improvement in the long-term performance of our company and aligns the financial interests of our executives with the interests of our shareholders.

Stock options, which vest in equal installments on the first, second and third anniversary dates of a ten-year term.

Performance-based RSUs, which vest at the end of a three-year period based upon the achievement of pre-established financial performance goals.

Beginning in 2016, we eliminated annual awards of time-based RSUs. We also changed our annual performance-based RSU awards to consist of two separate grants of RSUs — one grant with EPS as the sole metric and one grant with RONAE as the sole metric.

Other Employee and Executive Benefits	Provides a broad-based executive compensation program for employee retention, retirement and health.	Retirement and savings programs, health and welfare programs, and employee benefit plans, programs and arrangements generally available to all employees; executive life insurance and executive long-term disability programs.

Allocation of Compensation Components.

We compensate our executives by using a balanced approach, which combines elements that vary by (a) the type of compensation (fixed and performance-based), (b) the length of the performance period (annual and long-term) and (c) the form of compensation (cash and equity). We believe this mix helps to support our business strategies and emphasizes pay for performance. We determine this mix by reviewing market compensation information. We do not have a specific policy for the allocation of compensation between fixed and performance-based, annual and long-term, and cash and equity.

We manage our business with the long-term goal of creating and maximizing shareholder value. Accordingly, a significant percentage of the compensation opportunity of each executive is variable, at risk and tied to company or business unit performance, including stock price appreciation. The following chart illustrates the allocation of the key compensation components for our named executives for 2015. The percentages reflect the amounts of 2015 salary and targeted annual cash incentive compensation and the aggregate grant date fair values of stock options and RSUs granted in 2015.

Peer Group.

The Compensation Committee utilizes a peer group of companies to ensure that our executive compensation program is competitive in the market. The compensation consultant annually identifies the compensation paid to executives holding equivalent positions or having similar responsibilities at a group of chemical, industrial, manufacturing and retail companies with comparable sales that are considered to be our peers. The compensation consultant also compiles compensation data derived from broad-based surveys of industrial companies of similar size to us. These surveys are sponsored by nationally recognized compensation consulting firms. Many of our peer group companies, along with us, participate in these surveys.

We monitor compensation paid at these peer group companies because their size and business make them most comparable to us. We also believe these companies likely compete with us for executive talent. The compensation consultant annually reviews current and potential peer companies, and recommends changes, principally based upon revenue size, market capitalization, industry, business description/mix and brand recognition. The Compensation Committee periodically re-evaluates and, if necessary, adjusts the composition of our peer group to ensure it remains the most relevant group of companies to use for compensation purposes. During 2015, the Compensation Committee reviewed the appropriateness of our peer group, and based upon the recommendation of the compensation consultant, did not make any changes.

Our peer group consists of the 22 companies listed below. 2014 annual revenues for the companies in the peer group ranged from approximately $4.5 billion to $19.9 billion, with Sherwin-Williams ranking in the 60th percentile in annual revenues.

Air Products and Chemicals, Inc.	Ecolab Inc.	The Mosaic Company
Akzo Nobel N.V.	Huntsman Corporation	Newell Rubbermaid Inc.
Ashland Inc.	Illinois Tool Works Inc.	Praxair, Inc.
Ball Corporation	Kimberly-Clark Corporation	PPG Industries, Inc.
Celanese Corporation	Masco Corporation	Stanley Black & Decker, Inc.
Colgate-Palmolive Company	Mohawk Industries, Inc.	The Valspar Corporation
Crown Holdings, Inc.	Monsanto Company	Whirlpool Corporation
Eastman Chemical Company

Use of Market Compensation.

The compensation consultant calculates an average of (a) the compensation available at companies in our peer group (using the most recent proxy data) and (b) the average compensation derived from the broad-based surveys. We refer to this average as “market” compensation, which provides a framework to evaluate the competitiveness of our executive compensation program and determines the mix of compensation components and target compensation levels. We generally benchmark the target compensation we pay our executives within a general range (plus or minus approximately 15%) of the median market compensation of comparable positions, although we do not have a formal policy of setting target compensation levels at a specific percentile of the median market. We benchmark against market compensation because it allows us to attract and retain executives and helps us to manage the overall cost of our compensation program. We consider this information only as a reference point or as a framework, not as a determining factor or part of any arithmetic formula, in setting compensation. The policies we use to make compensation decisions and the decisions we make are materially similar for all executives. These policies and decisions result in higher compensation levels for our CEO, primarily based upon the higher market compensation for CEOs.

The compensation consultant annually provides the Compensation Committee with a comprehensive analysis of market compensation, which includes base salary, annual cash incentive compensation, long-term equity incentive compensation, total annual cash compensation and total direct compensation. We define total direct compensation as the sum of base salary, annual cash incentive compensation and long-term equity incentive compensation. We review total direct compensation to help us determine whether the key compensation components we pay our executives are competitive in the aggregate.

The Compensation Committee generally compares each executive’s base salary, annual cash incentive compensation, long-term equity incentive compensation, total annual cash compensation and total direct compensation to the median market compensation. Individual components may be greater or lesser than median market because we focus on the overall competitiveness of our entire compensation program. Judgment and discretion may be used to adjust a component of compensation above or below the median market for reasons such as an executive’s performance, responsibilities, experience and tenure, our company-wide performance and internal pay equity.

The projected total direct compensation for Messrs. Morikis, Hennessy and Davisson as a percentage of the median market total direct compensation is 81.0%, 106.9% and 98.6%, respectively. For purposes of this calculation, projected total direct compensation includes 2016 base salary, 2016 targeted annual cash incentive compensation, stock options granted in 2015 and the targeted value of RSUs granted in early 2016. The percentage for Mr. Morikis reflects his new role as President and Chief Executive Officer. Percentages are not provided for Messrs. Oberfeld and Connor. Mr. Oberfeld retired from Sherwin-Williams effective December 31, 2015. In connection with setting the compensation of Mr. Connor for his Executive Chairman position, the Compensation Committee did not rely on market data as a benchmark as there were few relevant data points. Instead, the Compensation Committee used its discretion to set his compensation level commensurate with his new role, responsibilities and experience, as well as his compensation in relation to Mr. Morikis’ compensation for his new position.

The actual amounts we pay our executives may vary from the targeted amounts based upon the achievement of company and business unit performance goals. The Compensation Committee did not increase or decrease the amount of any compensation component based upon the amount of any other compensation component or its review of projected targeted total direct compensation.

Key Components of Our Executive Compensation Program

Base Salary.

Salary Ranges.    Salary is the only key compensation component that is guaranteed. Each executive position at our company is assigned a salary grade. Salary grades are designed to be competitive and to recognize different levels of responsibility within our company. Each salary grade corresponds to a salary range with a minimum and maximum. We review the salary ranges against market base salaries based upon the position and level of responsibility. The midpoint of the range generally approximates the median market salary paid for an equivalent or similar position. The Compensation Committee reviews and approves the base salary of each executive annually and at other times in connection with a promotion or other change in responsibility. Annual base salary increases generally are effective in February.

Annual salary increases are based, in part, on the overall annual salary budget guidelines for our company. We adopt annual salary guidelines for all of our employees as part of our annual budgeting process, which includes a range of merit salary increases. The maximum amount of the range is equal to the amount necessary to increase the salary of an employee (whose salary is below median market for his or her position, but who receives the highest performance rating) towards the median market salary for his or her position. For 2015, we adopted an overall 3% merit budget for annual salary increases with possible merit increases ranging from 0% to 6.15%. For 2016, we adopted an overall 2.5% merit budget for annual salary increases with possible merit increases ranging from 0% to 5%.

Annual Performance Appraisals.    All salaried employees, including our executives, undergo an annual performance appraisal. The executive’s performance for the prior year is evaluated by his or her direct supervisor. Our CEO reviews each executive performance appraisal. For the evaluation of our CEO, each director provides ratings and comments for the following categories: performance results, business strategy, developing a management team and leadership. The results are reviewed by the Compensation Committee and by the non-management directors in executive session.

As part of this annual performance appraisal, each executive is assigned a performance rating by his or her direct supervisor that corresponds to a merit increase. The performance rating is based upon the executive’s performance results (accomplishment of incentive performance goals, financial accomplishments and other contributions) and leadership (including work ethic and strategic contributions). These factors are not quantified or weighted. Instead, discretion and subjective judgment are used in assessing those factors in a qualitative manner. In any one year, any one factor or group of factors may play a larger role in determining the performance rating compared to any previous year.

2015 and 2016 Base Salaries.    The Compensation Committee approved salary increases for 2015 and 2016 for our named executives, other than Mr. Connor. Mr. Davisson’s 2015 increase moved his salary to approximately the median market for his position as President, The Americas Group. Mr. Morikis’ 2016 base salary reflects his new position as President and Chief Executive Officer. Mr. Connor has not received a salary increase since 2008.

Name	2014 Base Salary	% Increase for 2015	2015 Base Salary ($)	% Increase for 2016	2016 Base Salary ($)
C. M. Connor	1,221,987	0%	1,221,987	0%	1,221,987
J. G. Morikis	853,580	3.25%	881,322	24.8%	1,100,000
S. P. Hennessy	643,786	3.25%	664,709	3%	684,658
R. J. Davisson	528,112	13%	596,778	3%	614,692
S. J. Oberfeld(1)	583,284	3%	600,783	N/A	N/A

[1]	Mr. Oberfeld retired from Sherwin-Williams effective December 31, 2015.

Annual Cash Incentive Compensation.

Annual cash incentive compensation may be earned by our executives under our shareholder-approved 2007 Executive Performance Bonus Plan. Annual incentive compensation is intended to motivate our executives to achieve annual performance goals that strengthen our company over the long term. Our Executive Performance Bonus Plan is designed so that our executives may earn higher annual cash incentive compensation for exceeding target performance goals and lower annual cash incentive compensation when target performance goals are not met.

Target and Maximum Annual Incentive Levels.    The Compensation Committee annually reviews target and maximum annual cash incentive compensation levels for our executives as a percentage of base salary. Target incentive awards are determined by using the median market annual cash incentive compensation, which generally equals the amount an executive could receive if he or she achieves a 100% average of his or her performance goals. The maximum incentive awards are determined by using the maximum annual cash incentive compensation available at our peer group companies and according to the broad-based surveys.

The following table sets forth the 2015 minimum, target and maximum annual cash incentive compensation levels, as a percentage of base salary, for each named executive. For 2015, the Compensation Committee increased the target and maximum annual cash incentive opportunity for Messrs. Connor, Morikis, Hennessy and Davisson to more closely align with market levels.

	Incentive Amount as a Percentage of Salary
Name	Minimum	Target	Maximum
C. M. Connor	0%	135%	270%
J. G. Morikis	0%	80%	160%
S. P. Hennessy	0%	80%	160%
R. J. Davisson	0%	70%	140%
S. J. Oberfeld	0%	60%	120%

Objective Annual Performance Goals.    The Compensation Committee approves objective, clearly defined annual performance goals for our named executives. Our CEO also approves the goals for our other named executives. During 2015, four of our named executives had identical corporate financial performance goals: earnings per share (EPS), net sales, free cash flow and after tax return on net assets employed (RONAE). Mr. Davisson’s performance goals reflected objectives important to The Americas Group (TAG), for which he is responsible.

We use multiple performance goals to encourage executives to have a well-rounded approach to their performance and not concentrate on achieving just one goal to the detriment of others. We use EPS as a performance metric for both our annual cash incentive program and a portion of our performance-based RSU program. EPS is widely communicated, easily understood and a key measure used in evaluating the success of our company’s performance and in determining the market value of our stock. The Compensation Committee and management believe it is important to utilize EPS for both our annual cash incentive compensation and long-term equity compensation programs because over the long term, we believe EPS will drive value for our shareholders. In addition, by using EPS, management is held accountable for driving top-line growth and managing our operating cost structure. Each year, the Compensation Committee and management evaluate the incentive structure, including the metrics used in each of the incentives. Based on the most recent review, we believe EPS provides effective line of sight to drive individual performance. In addition, by delivering the entire long-term incentive in equity, executives are encouraged to drive long-term value for shareholders, and the performance metrics used in the annual incentive program provide reinforcement of the activities that will drive value.

For 2015, the Compensation Committee reviewed our annual operating budget and approved target financial performance goals that were set at levels that were of the same magnitude as set forth in our 2015 annual operating budget. We set maximum levels so that performance would have to exceed target levels by a significant degree requiring performance well above expectations. The Compensation Committee may exercise its discretion to adjust performance goals to reflect pro-forma financial projections for significant acquisitions. The Compensation Committee did not adjust any 2015 performance goals to reflect any significant acquisitions.

The Compensation Committee reviews and approves each named executive’s achievement of performance goals for the prior year. In determining the level of achievement of performance goals, the Compensation Committee may exercise its discretion whether to reflect or exclude the impact of extraordinary non-recurring items or changes in accounting standards, principles and statements. The Compensation Committee believes that retaining the ability to exercise such discretion to reflect or exclude the impact of these items encourages management to take actions that are in the best long-term interests of the shareholders even though they may adversely affect the short-term performance of our company. In determining the level of achievement of 2015 performance goals for our named executives, the Compensation Committee did not exercise any such discretion to reflect or exclude the impact of any extraordinary non-recurring items or changes in accounting standards, principles and statements.

The following table shows, for each named executive, the 2015 performance goals, minimums, targets, maximums and actual results.

		2015 Annual Cash Incentive Performance Goals
Name	Performance Goals	Minimum	Target	Maximum	Actual Results
C. M. Connor	EPS	$8.80	$11.00	$11.55	$11.16
J. G. Morikis	Net Sales	$9.59 billion	$11.99 billion	$12.41 billion	$11.34 billion
S. P. Hennessy	Free cash flow(1)	$518.11 million	$647.64 million	$698.15 million	$963.48 million
S. J. Oberfeld	RONAE(2)	20.33%	25.41%	26.60%	27.63%
R. J. Davisson	TAG sales	$6.48 billion	$8.10 billion	$8.34 billion	$7.84 billion
	TAG profit before taxes	$974.49 million	$1.22 billion	$1.30 billion	$1.27 billion
	TAG RONAE	55.08%	68.85%	72.09%	75.11%
	TAG percentage increase for gallons over prior year	(15.28%)	5.90%	8.84%	4.31%

[1]	We explain how we calculate free cash flow on page 31 of our 2015 Annual Report.

[2]

We calculate RONAE by dividing reported net income (excluding any items relating to extraordinary events or which result in a distortion of comparative results) by the twelve-month average net assets employed, which is the sum of net accounts receivable, total inventory, net fixed assets, total intangible assets and goodwill, less accounts payable.

We intend annual cash incentive amounts to be fully deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code (the “Code”). To achieve this, we establish an annual maximum payout amount against which payouts for achievements may be made to 162(m) participants. The maximum payout for 162(m) participants is based upon one or more of the performance measurements defined in our Executive Performance Bonus Plan. For 2015, the Compensation Committee approved 0.5% of earnings before interest, taxes, depreciation and amortization (EBITDA) as the amount of the maximum payout for 162(m) participants. We explain how we calculate EBITDA on page 35 of our 2015 Annual Report. We selected EBITDA as the method for determining the amount of the maximum payout because we consider EBITDA a useful measure of our operating profitability. For 2015, this resulted in a maximum payout of $9.05 million for the 162(m) participants. After the Compensation Committee determines the amount of the maximum payout, the Compensation Committee may exercise discretion to reduce, but not to increase, the amount of each individual award based on an overall assessment of the performance goals shown in the table above.

Calculation of 2015 Annual Cash Incentive Amounts Earned.    In February 2016, the Compensation Committee approved the annual incentive compensation amounts earned by our named executives during 2015 based upon the level of achievement of the performance goals. Each performance goal has corresponding pre-established achievement levels ranging from a minimum of 0 to a maximum of 125, with 100 equal to target achievement. Based upon 2015 business results, the Compensation Committee reviewed and approved the achievement level of each performance goal. The achievement level for each goal was multiplied by the goal’s weight to determine a weighted achievement for the goal. For each named executive, the weighted achievement levels for all goals were added together to determine a total weighted achievement level. Total weighted achievement levels range from a minimum of 0 to a maximum of 125, with a target of 100. Total weighted achievement levels correspond to a pre-established range of final payouts as a percentage of salary for each named executive. The range of final payouts as a percentage of salary between 0 – 75, 75 – 100, and 100 – 125 are determined on a straight-line basis.

The calculations used to determine the actual incentive amounts earned by each named executive during 2015 are shown in the table below and are illustrated by the following formula.

Weighting     X     Achievement Level     =     Weighted Achievement Level    →

Incentive Amount as a % of Salary     X     Salary     =     Incentive Amount Earned

		C. M. Connor	J. G. Morikis	S. P. Hennessy	S. J. Oberfeld	R. J. Davisson
Weighting	EPS	40%	40%	40%	40%	TAG Sales	20%
	Net Sales	20%	20%	20%	20%	TAG PBT	35%
	Free Cash Flow	20%	20%	20%	20%	TAG RONAE	20%
	RONAE	20%	20%	20%	20%	TAG Gallons	25%
Achievement Level	EPS	107.27	107.27	107.27	107.27	TAG Sales	84.05
	Net Sales	73.05	73.05	73.05	73.05	TAG PBT	116.79
	Free Cash Flow	125.00	125.00	125.00	125.00	TAG RONAE	125.00
	RONAE	125.00	125.00	125.00	125.00	TAG Gallons	92.51
Weighted	EPS	42.91	42.91	42.91	42.91	TAG Sales	16.81
Achievement	Net Sales	14.61	14.61	14.61	14.61	TAG PBT	40.88
Level	Free Cash Flow	25.00	25.00	25.00	25.00	TAG RONAE	25.00
	RONAE	25.00	25.00	25.00	25.00	TAG Gallons	23.13
	Total	107.52	107.52	107.52	107.52	Total	105.82
Incentive Amount	Minimum	0%	0%	0%	0%	Minimum	0%
as a % of Salary	Target	135%	80%	80%	60%	Target	70%
	Maximum	270%	160%	160%	120%	Maximum	140%
	Actual Result	175.60%	104.06%	104.06%	78.05%	Actual Result	86.28%
Salary		$1,221,987	$877,054	$661,490	$598,090		$586,214
Incentive Amount
Earned		$2,146,000	$913,000	$688,000	$467,000		$506,000

Long-Term Equity Incentive Compensation.

The largest percentage of total compensation is allocated to long-term equity incentive compensation. We grant long-term equity incentive compensation annually under our shareholder-approved 2006 Equity and Performance Incentive Plan. Our long-term equity incentive compensation is designed to focus our executives on company performance over a multi-year period to encourage long-term decision making and to reward executives the way our shareholders are rewarded — through growth in the value of our stock. We believe that long-term equity awards also serve as a retention tool for our executives. The value delivered on these long-term incentives ultimately depends upon company performance and our stock price.

During 2015, our long-term equity compensation program for our executives consisted of stock options, performance-based RSUs and time-based RSUs. Our stock option program is the primary means by which we grant long-term equity compensation to a broad group of employees to focus their efforts on our long-term performance and stock price improvement. Our RSU program is designed for a more select group of key employees and rewards such employees based upon the achievement of financial performance goals and stock price appreciation. Beginning with our 2015 awards, we replaced grants of restricted stock with grants of RSUs. The Compensation Committee made this change to facilitate the ease of global administration of equity grants and to more closely align with market practices. The economic value delivered to participants did not change as a result of this move to RSUs.

Double-Trigger Acceleration Provision.    Grants of stock options and RSUs include a “double-trigger” acceleration provision with respect to the vesting of the awards in connection with a change in control. Upon a change in control, awards that are assumed by the surviving entity will continue to vest and become exercisable in accordance with their original terms unless, within three years after the change in control, the participant’s employment is terminated other than for cause or the participant terminates his or her employment for good reason.

Deferred Dividends.    We do not pay current dividends or dividend equivalents on unvested shares of performance-based restricted stock and RSUs. The payment of dividends and dividend equivalents on unvested shares of performance-based restricted stock and RSUs is deferred and paid only if and to the extent shares of the restricted stock or RSUs vest based on the achievement of the performance goals.

Redesign of Long-Term Equity Incentive Compensation Program in 2016.    Beginning in 2016, we redesigned our long-term equity incentive compensation program to further strengthen our pay for performance alignment by increasing the percentage of compensation tied to objective performance metrics. We eliminated awards of time-based RSUs and replaced them with a second award of performance-based RSUs. We made this change to drive long-term company financial and stock price performance, align with our overall business strategy and serve as a strong motivational tool for executives to drive performance. 60% of the target value of our long-term equity awards will be allocated to performance-based RSUs, incentivizing efforts that drive results over the long term. Our performance-based RSU awards now consist of two separate grants of RSUs — one grant with EPS as the sole performance metric and one grant with RONAE as the sole performance metric. We believe that EPS and RONAE are key metrics used to measure achievement of our long-term goals and drive value for our shareholders. In conjunction with adding RONAE as an RSU performance metric, we removed RONAE as a performance metric for our 2016 annual executive cash incentive program for our named executives who are corporate officers. We retained RONAE for The Americas Group as a business unit performance metric for Mr. Davisson.

Grant Practices – Emphasis on Performance-Based Awards.    When making equity grants, we begin by determining the median market value of long-term equity incentive compensation. We then allocate the target mix among types of equity grants. The target mix of our annual long-term equity incentives is set forth in the table below. We believe this mix of equity awards provides an appropriate balance among aligning executive interests with those of our shareholders, encouraging executive retention and rewarding executives for sustained performance results.

Type of Equity Award	2015	2016
Stock Options	40%	40%
Performance-Based RSUs – EPS Metric	40%	40%
Performance-Based RSUs – RONAE Metric	0%	20%
Time-Based RSUs	20%	0%

Our long-term incentive opportunities are intended to be competitive with market long-term incentive opportunities. Therefore, we do not consider the amount of outstanding stock options, shares of restricted stock or RSUs currently held by an executive when making equity awards.

We grant stock options and RSUs on an annual basis at regularly scheduled Compensation Committee meetings. We schedule the dates of these meetings approximately three years in advance. We grant RSUs at each February Compensation Committee meeting. This meeting typically occurs in the middle of February, a few weeks or so after we release our annual earnings results. We grant stock options at each October Compensation Committee meeting. These grants are typically made on the same day the Audit Committee approves our earnings release for the third quarter and shortly before we release our third quarter earnings results. We may also grant RSUs and stock options at other Compensation Committee meetings in connection with an employee’s initial hire, promotion and other events. The dates of these grants may occur shortly before we release our quarterly earnings results. We do not take into account our earnings results when determining the number of stock options or RSUs to be granted or the date of grant.

2015 Awards.    The following table shows the number of stock options and RSUs granted to each named executive during 2015.

	Number of Stock Options Granted in 2015	Number of RSUs Granted in 2015
Name		Performance-Based	Time-Based
C. M. Connor	59,000	13,000	6,500
J. G. Morikis	44,200	4,000	2,000
S. P. Hennessy	13,400	3,000	1,500
R. J. Davisson	10,100	2,100	1,050
S. J. Oberfeld	9,000	2,100	1,050

Stock Options.    The number of stock options granted to an executive is based upon the executive’s position and level of responsibility. We determine the specific number of stock options to be granted by calculating the Black-Scholes value of the stock options over the 30-day period ending on the last day of the quarter before the award date. Black-Scholes is a generally accepted model used in estimating the value of stock options. In accordance with the terms of our stock plan, the option exercise price is equal to the average of the highest and lowest sale prices of our stock on the grant date. Accordingly, the exercise price may be higher or lower than the closing price of our stock on that day. The Compensation Committee believes that the average of the high and low prices is a better representation of the fair market value of our stock and is less volatile than the closing price given potential intra-day price volatility. We do not reprice stock options — our stock plans do not permit the repricing or replacing of underwater stock options with cash or equity without shareholder approval and do not contain reload features.

Restricted Stock Units.    Our 2015 grant of RSUs consisted of performance-based RSUs and time-based RSUs, both vesting at the end of a three-year period. The number of RSUs granted is determined by using the value of our stock over the 30-day period ending on the last day of the quarter before the award date. One RSU is equivalent in value to one share of our common stock. RSUs generally are paid out in common stock upon vesting. We designed our time-based RSUs to vest at the end of the three-year period, rather than ratably over the vesting period, to strengthen the retention power of the grants. With respect to performance-based RSUs, the number of shares granted is approximately equal to the target value. Executives have an opportunity to earn two times the target value for maximum performance. We correspondingly set maximum goals higher, making achievement of the goals more difficult to attain to provide a greater incentive for above-target performance.

The financial goal for the 2015 grant of performance-based RSUs is EPS over the 2015 – 2017 performance period, as illustrated in the following table. Performance between the achievement levels is measured on a straight-line basis to reward improvements at various achievement levels, while not encouraging executives to take unnecessary risks to hit achievement levels with larger payouts.

	Cumulative EPS	% of Target Vesting
Maximum	$38.35	200%
Target	$36.03	100%
Threshold	$31.97	25%

2015 and 2016 Vesting of Performance-Based Restricted Stock.    In February 2015 and February 2016, the Compensation Committee determined the vesting of shares of performance-based restricted stock for the 2012 – 2014 and 2013 – 2015 performance periods, respectively, based upon the achievement of performance goals over those periods. As reflected in the table below, 100% of the maximum number of shares vested for each performance period.

Performance Period	Cumulative EPS Goal at Target	Cumulative EPS Goal at Maximum	Actual EPS Results	% of Restricted Stock Vesting
2012 – 2014	$17.96	$19.68	$22.74	100%
2013 – 2015	$24.08	$26.39	$27.41	100%

In approving the vesting of performance-based restricted stock for both performance periods shown in the table above, the Compensation Committee approved adjustments to eliminate the impact of several items on EPS, including (a) with respect to the 2012 – 2014 performance period, charges relating to the 2012 settlement with the Department of Labor related to our ESOP and the 2013 Brazil tax assessments and (b) with respect to the 2013 – 2015 performance period, charges relating to the 2013 Brazil tax assessments.

Other Arrangements, Policies and Practices

No Employment Agreements.

We do not have employment agreements with any of our executives. Our executives are employed at will.

Limited Perquisites.

Consistent with our culture, the perquisites provided to our named executives are limited. Additional information, including the incremental cost of these benefits in 2015, is set forth in a footnote to the “All Other Compensation” column of the Summary Compensation Table.

Internal Pay Equity.

Our compensation program is designed so that compensation opportunities are similar for executives with comparable responsibilities, experience and tenure. Our executive compensation program uses the same compensation components for our executives, but results in different pay levels due to an executive’s market compensation, position and performance. To maintain internal equity in connection with grants of stock options and RSUs, the Compensation Committee generally grants the same number of stock options and RSUs to employees who are in similar pay grades.

Tally Sheets.

When approving changes in compensation for our named executives, we prepare a tally sheet for each named executive. Tally sheets set forth the dollar amounts of all components of each named executive’s current compensation, including base salary, annual cash incentive compensation, long-term incentive compensation, retirement and savings plans, health and welfare programs and other executive benefits. Tally sheets also quantify the potential payments to our named executives in the event of retirement and termination following a change in control.

Tally sheets allow the Compensation Committee and management to assess how a change in the amount of each compensation component affects each named executive’s total compensation and to provide overall perspective on each named executive’s total compensation. Based upon its most recent review, the Compensation Committee determined that total compensation, in the aggregate, for each of our named executives is consistent with the Compensation Committee’s expectations. The Compensation Committee did not increase or decrease the amount of compensation of our named executives solely based upon the review of tally sheets.

Stock Ownership Guidelines.

We have established minimum stock ownership requirements for our directors, executives and operating presidents to encourage meaningful stock ownership in Sherwin-Williams. We require each director who has served on the Board for at least five years to own shares of our stock equal in value to a minimum of seven times the annual Board cash retainer. We require each executive who has served in such capacity for at least five years to own shares of stock equal in value to a multiple of his or her base salary ranging from three times for certain executives to six times for our CEO. For purposes of meeting this requirement, each equivalent share of stock held under our benefit plans, each share of time-based restricted stock and each time-based RSU is considered a share of stock. Stock options, shares of performance-based restricted stock and performance-based RSUs are not considered towards meeting the requirement.

The Compensation Committee reviews share holdings on an annual basis to determine whether our directors and executives are meeting these requirements. The requirements for our named executives, as well as their actual ownership levels at December 31, 2015, are shown in the graph below. All directors and named executives have either met the guidelines or are pursuing plans to meet the guidelines within the prescribed time frames.

Anti-Hedging and Anti-Pledging Policy.

Directors, executives and other employees may not engage in hedging transactions related to our securities through various financial instruments, such as prepaid variable forwards, equity swaps, collars and exchange funds, may not engage in short sales, and may not purchase or sell put options, call options or other such derivative securities. In addition, directors, executives and operating presidents may not hold our securities in margin accounts or otherwise pledge our securities as collateral for a loan.

Retirement Plans and Other Benefits.

We provide our executives with various tax-qualified and nonqualified retirement and savings plans, health and welfare programs and other executive benefits. We annually review these programs in connection with our review of the overall compensation packages of our named executives and tally sheets. Additional information about our retirement and savings plans is set forth in the executive compensation tables and the accompanying narrative discussion.

Other executive benefits include executive life insurance and executive long-term disability programs. The life insurance and long-term disability programs are designed to provide our named executives with life and disability benefits greater than the life and disability benefits available under the broad-based life insurance and long-term disability programs that we offer to other employees due to benefit limitations within the broad-based programs. The 2015 amounts for these programs are set forth in a footnote to the “All Other Compensation” column of the Summary Compensation Table.

Clawback and Recapture Policy.

We have a policy allowing Sherwin-Williams to recapture or “clawback” incentive compensation paid or payable to executives and key employees in the event of a financial restatement. Information about our policy is included under the heading “Corporate Governance — Clawback and Recapture Policy.”

Severance Pay Agreements.

To ensure continuity and the continued dedication of our executives during any period of uncertainty caused by the possible threat of a takeover, we entered into severance pay agreements with our executives, including each of our named executives. Given the heightened focus on change in control agreements, the Compensation Committee engaged its compensation consultant in 2015 to compare our severance pay agreements to prevailing market practices. Based upon such review, the Compensation Committee believes that the material terms of the severance agreements are generally in line with market practices.

Potential cash severance payments are based upon a multiplier of base salary and annual cash incentive pay. These severance pay agreements have not been a significant factor in setting compensation levels and have not affected the Compensation Committee’s decisions with respect to compensation components. Additional information regarding the severance agreements, including the estimated amounts payable to each named executive, is set forth under the heading “Potential Payments upon Termination or Change in Control.”

Policy Concerning Future Severance Agreements.

We have a policy that provides we will not enter into any future severance agreements (including material amendments of existing agreements) with a senior executive providing for cash severance payments exceeding 2.99 times base salary and bonus without shareholder approval or ratification. For purposes of this calculation, cash severance payments do not include the acceleration of equity-based awards, vacation pay, retirement benefits, health continuation coverage and outplacement services. In addition, the policy provides that future severance agreements will not include any tax gross-up payments.

Tax and Accounting Considerations.

From time to time, we review the accounting and tax laws, rules and regulations that may affect our compensation programs. However, tax and accounting considerations have not significantly impacted the compensation programs we offer our executives.

Section 162(m) of the Code generally disallows a federal income tax deduction to publicly-traded companies for compensation in excess of $1 million per year paid to a company’s chief executive officer and three other most highly compensated executive officers, other than the company’s chief financial officer, who are employed as of the end of the year. The $1 million deduction limit generally does not apply to compensation that satisfies the requirements for qualified performance-based compensation under Section 162(m).

While we may decide from time to time that it is in the best interests of Sherwin-Williams and our shareholders to pay executive compensation that may be able to qualify as performance-based compensation for purposes of Section 162(m), we also may decide from time to time to grant compensation that will not qualify as performance-based compensation for purposes of Section 162(m). The Compensation Committee believes that the Section 162(m)-related tax deduction is only one of several relevant considerations in setting compensation. The Compensation Committee also believes that the Section 162(m) tax deduction limitation should not be permitted to compromise its ability to design and maintain executive compensation arrangements that, among other things, are intended to attract, retain and motivate talented, high-performing people. As a result, the Compensation Committee retains the flexibility to provide compensation it determines to be in the best interests of Sherwin-Williams and its shareholders even if that compensation is ultimately not deductible for tax purposes. Moreover, even if we intend to grant compensation that qualifies as performance-based compensation for purposes of Section 162(m), we cannot guarantee that such compensation will so qualify or will ultimately be deductible by us.

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding the compensation of our Chairman and Chief Executive Officer, our Senior Vice President – Finance and Chief Financial Officer and our other three highest paid executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
C. M. Connor	2015	1,221,987	-0-	5,574,855	2,982,657	2,146,000	-0-	562,473	12,487,972
Chairman and	2014	1,221,987	-0-	4,252,077	2,361,782	2,468,000	-0-	592,888	10,896,734
Chief Executive Officer*	2013	1,221,987	-0-	3,403,504	3,008,952	2,661,000	-0-	521,904	10,817,347
J. G. Morikis	2015	877,054	-0-	1,715,340	2,234,465	913,000	-0-	270,540	6,010,399
President and	2014	849,444	-0-	1,321,592	731,639	1,029,000	-0-	272,213	4,203,888
Chief Operating Officer*	2013	822,692	-0-	1,063,595	932,351	1,075,000	-0-	265,498	4,159,136
S. P. Hennessy	2015	661,490	-0-	1,286,505	677,417	688,000	-0-	251,188	3,564,600
Senior Vice President –	2014	640,666	-0-	919,368	539,102	776,000	-0-	230,326	3,105,462
Finance and	2013	620,486	-0-	736,335	635,694	811,000	-0-	215,128	3,018,643
Chief Financial Officer
R. J. Davisson	2015	586,214	-0-	900,554	510,590	506,000	-0-	156,109	2,659,467
President, The	2014	524,612	-0-	632,066	376,516	557,000	-0-	139,432	2,229,626
Americas Group	2013	498,294	-0-	490,890	444,986	560,000	-0-	684,925	2,679,095
S. J. Oberfeld	2015	598,090	-0-	900,554	454,982	467,000	-0-	172,546	2,593,172
Senior Vice President –	2014	581,092	-0-	632,066	376,516	563,000	-0-	172,489	2,325,163
Corporate Planning	2013	566,280	-0-	490,890	444,986	592,000	-0-	192,028	2,286,184
and Development

*	The titles for Messrs. Connor and Morikis reflect their positions during 2015. Effective January 1, 2016, Mr. Connor was elected Executive Chairman, and Mr. Morikis was elected President and Chief Executive Officer.

[1]

These values reflect shares of restricted stock and restricted stock units (RSUs) granted to our named executives. The value is equal to the aggregate grant date fair value computed in accordance with stock-based accounting rules (Stock Compensation Topic 718 of the ASC), excluding the effect of estimated forfeitures. This valuation method values the award assuming target level of performance based on the fair market value of our common stock (the average of the highest and lowest reported sale prices) on the grant date.

The following table sets forth the aggregate grant date fair value for the shares of restricted stock and RSUs reflected in this column assuming the highest level of performance conditions will be achieved.

	2015	2014	2013
C. M. Connor	$9,291,425	$7,086,795	$5,105,256
J. G. Morikis	2,858,900	2,202,653	1,595,393
S. P. Hennessy	2,144,175	1,532,280	1,104,503
R. J. Davisson	1,500,923	1,053,443	736,335
S. J. Oberfeld	1,500,923	1,053,443	736,335

[2]

These values reflect stock options granted to our named executives. The value of stock options is equal to the aggregate grant date fair value computed in accordance with stock-based accounting rules (Stock Compensation Topic 718 of the ASC), excluding the effect of estimated forfeitures. The values were calculated using a Black-Scholes option pricing model with the following weighted-average assumptions.

	2015	2014	2013
Risk-free interest rate	1.37%	1.47%	1.37%
Expected life of options	5.05 years	5.10 years	5.10 years
Expected dividend yield of stock	1.13%	1.19%	1.32%
Expected volatility of stock	0.245	0.223	0.281

[3]	The amounts for 2015 include compensation under the following plans and programs.

	C. M. Connor	J. G. Morikis	S. P. Hennessy	R. J. Davisson	S. J. Oberfeld
Pension Investment Plan	$ 15,600	$ 13,000	$ 15,600	$ 13,000	$ 15,600
Employee Stock Purchase Plan	15,900	15,900	15,900	15,900	15,900
Deferred Compensation Savings Plan	413,818	182,157	142,184	106,401	108,877
Executive Life Insurance Plan	85,800	49,430	41,900	16,225	27,485
Executive Disability Income Plan	5,540	5,452	5,059	4,583	4,684
Charitable Matching Gifts	-0-	3,000	-0-	-0-	-0-
Perquisites	25,815	1,601	30,545	-0-	-0-

TOTAL	$562,473	$270,540	$251,188	$156,109	$172,546

•	Pension Investment Plan — company contributions under our Salaried Employees’ Revised Pension Investment Plan, a tax-qualified defined contribution plan.

•	Employee Stock Purchase and Savings Plan — company matching contributions under our Employee Stock Purchase and Savings Plan, a tax-qualified 401(k) plan.

•	Deferred Compensation Savings Plan — company contributions under our 2005 Deferred Compensation Savings and Pension Equalization Plan.

•	Executive Life Insurance Plan — the dollar value of non-compensatory split-dollar life insurance benefits under our Executive Life Insurance Plan.

•	Executive Disability Income Plan — company payments for premiums under our Executive Disability Income Plan.

•	Charitable Matching Gifts — company charitable matching contributions under our matching gifts program.

•	Perquisites — the incremental cost of perquisites consisting of $25,815, $1,601 and $30,545 for Messrs. Connor, Morikis and Hennessy, respectively, for personal use of corporate aircraft.

Under our executive travel policy, the Board strongly recommends that our CEO use corporate aircraft at all times when he is traveling, whether for business or personal reasons. Our CEO has the authority to authorize the personal use of corporate aircraft by the other members of senior management. We believe this policy is similar to the policies of many other large public companies. The incremental cost of personal use of corporate aircraft is determined based upon the variable operating costs of the aircraft, which includes fuel costs, maintenance and repair costs, landing fees, engine reserve fees, catering costs and travel costs for the pilots. The incremental cost includes the cost of “deadhead” flights, which are return or pick-up flights without passengers flown. An average hourly rate is calculated by dividing the total variable operating costs for the year by the number of hours the aircraft is flown. The average hourly rate is then multiplied by the number of hours of the executive’s personal use to derive the total incremental cost. Fixed operating costs, such as pilot salaries, depreciation and insurance, that do not change based upon usage are not included. To the extent any use of corporate aircraft results in imputed income to the executive, we do not provide tax gross-ups on such income.

Narrative Information Regarding the Summary Compensation Table.

Salary.    The salary amounts disclosed in the table are the amounts of base salary earned by our named executives during the indicated year. For 2015, salaries earned by our named executives accounted for the following percentages of their total compensation set forth in the table: Mr. Connor (9.8%), Mr. Morikis (14.6%), Mr. Hennessy (18.6%), Mr. Davisson (22.0%) and Mr. Oberfeld (23.1%).

Salaried Employees’ Revised Pension Investment Plan.    Our Salaried Employees’ Revised Pension Investment Plan is a tax-qualified money purchase pension plan that provides eligible U.S. salaried employees with a company contribution based on an age and service formula. All of our named executives participate in this plan on the same terms as other eligible employees.

Employee Stock Purchase and Savings Plan.    We provide all of our eligible U.S. salaried employees the opportunity to participate in our Employee Stock Purchase and Savings Plan, a tax-qualified 401(k) plan. Under this plan, participants may contribute a percentage of their compensation on a pre-tax or after-tax basis and receive company matching contributions. Our named executives participate in this plan on the same terms as other eligible employees.

2005 Deferred Compensation Savings and Pension Equalization Plan.    Our Deferred Compensation Savings Plan is an unfunded nonqualified plan that provides participating employees with the employer contributions the employees would have received under our qualified retirement plans, but for federal tax limitations. We do not pay guaranteed, above-market or preferential interest or earnings on amounts deferred under this plan. Our executives became eligible to participate in this plan effective January 1, 2010. Information about this plan is set forth in the 2015 Nonqualified Deferred Compensation Table and the accompanying narrative discussion.

In addition, we purchase tickets to sporting and cultural events for business purposes. If not used for business purposes, the tickets are made available to our executives and other employees for personal use.

2015 GRANTS OF PLAN-BASED AWARDS TABLE

The following table sets forth information regarding the grants of annual cash incentive compensation, stock options and RSUs during 2015 to our named executives.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards($)(6)
Name/Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
C. M. Connor
Cash Incentive	02/17/2015	-0-	1,649,682	3,299,364
Performance RSUs	02/17/2015				3,250	13,000	26,000				3,716,570
Time RSUs	02/17/2015							6,500			1,858,285
Stock Options	10/16/2015								59,000	239.55	2,982,657
J. G. Morikis
Cash Incentive	02/17/2015	-0-	701,643	1,403,286
Performance RSUs	02/17/2015				1,000	4,000	8,000				1,143,560
Time RSUs	02/17/2015							2,000			571,780
Stock Options	10/16/2015								44,200	239.55	2,234,465
S. P. Hennessy
Cash Incentive	02/17/2015	-0-	529,192	1,058,384
Performance RSUs	02/17/2015				750	3,000	6,000				857,670
Time RSUs	02/17/2015							1,500			428,835
Stock Options	10/16/2015								13,400	239.55	677,417
R. J. Davisson
Cash Incentive	02/17/2015	-0-	410,350	820,700
Performance RSUs	02/17/2015				525	2,100	4,200				600,369
Time RSUs	02/17/2015							1,050			300,185
Stock Options	10/16/2015								10,100	239.55	510,590
S. J. Oberfeld
Cash Incentive	02/17/2015	-0-	358,854	717,709
Performance RSUs	02/17/2015				525	2,100	4,200				600,369
Time RSUs	02/17/2015							1,050			300,185
Stock Options	10/16/2015								9,000	239.55	454,982

[1]

These amounts reflect the threshold, target and maximum annual cash incentive compensation amounts that could have been earned during 2015 based upon the achievement of performance goals under our 2007 Executive Performance Bonus Plan. The grant date of February 17, 2015 is the date the performance goals were approved by the Compensation Committee. The amounts of annual cash incentive compensation earned in 2015 by our named executives have been determined and were paid in February 2016. The amounts paid are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

[2]

These amounts reflect the threshold, target and maximum number of performance-based RSUs granted on February 17, 2015 under our 2006 Equity and Performance Incentive Plan. These RSUs vest in February 2018 based upon the achievement of the financial performance goal.

[3]	These amounts reflect the number of time-based RSUs granted on February 17, 2015 under our 2006 Equity and Performance Incentive Plan. These RSUs vest in February 2018.

[4]

These amounts reflect the number of stock options granted on October 16, 2015 under our 2006 Equity and Performance Incentive Plan. These stock options vest at the rate of one-third per year on the first, second and third anniversary dates of the grant and expire on October 15, 2025.

[5]

The exercise price equals the average of the highest and lowest sale prices of our common stock on the grant date, October 16, 2015. The closing price of our common stock on the grant date was $243.17.

[6]

The value of performance-based and time-based RSUs is equal to the aggregate grant date fair value computed in accordance with stock-based accounting rules (Stock Compensation Topic 718 of the ASC), excluding the effect of estimated forfeitures. This valuation method values the award assuming target level of performance based on the fair market value of our common stock (the average of the highest and lowest reported sale prices) on the grant date.

The value of stock options is equal to the aggregate grant date fair value computed in accordance with stock-based accounting rules (Stock Compensation Topic 718 of the ASC), excluding the effect of estimated forfeitures. The values were calculated using a Black-Scholes option pricing model. The assumptions used in this model are set forth in the table to footnote 2 of the Summary Compensation Table.

Narrative Information Regarding the 2015 Grants of Plan-Based Awards Table.

Non-Equity Incentive Plan Awards.    The non-equity incentive plan awards set forth in the table reflect annual cash incentive compensation that could have been earned by our named executives during 2015 under our 2007 Executive Performance Bonus Plan based upon the accomplishment of financial and operating performance goals. Annual cash incentive compensation is payable as a percentage of salary. These percentages vary by named executive. More information is set forth under the heading “Annual Cash Incentive Compensation” in the Compensation Discussion and Analysis.

RSUs.    During 2015, we granted performance-based and time-based RSUs pursuant to our 2006 Equity and Performance Incentive Plan. We include more information about our RSU program under the heading “Long-Term Equity Incentive Compensation” in the Compensation Discussion and Analysis.

Time-based RSUs granted in 2015 vest at the end of a three-year vesting period. Performance-based RSUs granted in 2015 vest at the end of a three-year performance period based upon cumulative earnings per share over the three-year period.

The threshold amounts for the performance-based RSUs set forth in the table correspond to 25% of the target number of RSUs vesting, which is the number of RSUs that will vest for the specified minimum level of performance. The maximum amounts set forth in the table reflect a number of performance-based RSUs equal to two times the target (and, correspondingly, the setting of above-target goals higher, making achievement of the goals more difficult to attain) to provide an incentive for above-target performance.

The payment of dividends and dividend equivalents on unvested shares of performance-based restricted stock and RSUs is deferred, and dividends and dividend equivalents are paid only if and to the extent the restricted stock or RSUs vest based on the achievement of the financial performance goal. Current dividends and dividend equivalents are paid on shares of time-based restricted stock and RSUs. Dividends and dividend equivalents are paid at the same rate as dividends on Sherwin-Williams common stock are paid to our shareholders. During 2015, the quarterly dividend rate was $0.67 per share. In February 2016, the Board of Directors announced an increase in the quarterly dividend rate to $0.84 per share payable on March 11, 2016.

Stock Options.    We grant stock options pursuant to our 2006 Equity and Performance Incentive Plan. The option exercise price is equal to the average of the highest and lowest reported sale prices of our common stock on the grant date. Stock options vest at the rate of one-third per year on the first, second and third anniversary dates of the date of grant and have a term of ten years.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2015 TABLE

The following table sets forth information regarding the number of unexercised stock options and the number and value of unvested shares of restricted stock and RSUs outstanding on December 31, 2015 for our named executives.

	Option Awards					Stock Awards
Name	Option Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
C. M. Connor	10/14/2008	3,131	-0-	54.09	10/13/2018	10,400	(3)	2,699,840	20,800	(6)	5,399,680
	10/15/2009	114,327	-0-	63.25	10/14/2019	7,400	(4)	1,921,040	29,600	(7)	7,684,160
	10/19/2010	113,623	-0-	72.62	10/18/2020	6,500	(5)	1,687,400	26,000	(8)	6,749,600
	10/19/2011	118,723	-0-	78.255	10/18/2021
	10/17/2012	99,353	-0-	154.4325	10/16/2022
	10/16/2013	47,333	23,667	180.46	10/15/2023
	10/22/2014	18,400	36,800	227.73	10/21/2024
	10/16/2015	-0-	59,000	239.55	10/15/2025
J. G. Morikis	10/17/2012	30,353	-0-	154.4325	10/16/2022	3,250	(3)	843,700	6,500	(6)	1,687,400
	10/16/2013	14,667	7,333	180.46	10/15/2023	2,300	(4)	597,080	9,200	(7)	2,388,320
	10/22/2014	5,700	11,400	227.73	10/21/2024	2,000	(5)	519,200	8,000	(8)	2,076,800
	10/16/2015	-0-	44,200	239.55	10/15/2025
S. P. Hennessy	10/17/2012	20,353	-0-	154.4325	10/16/2022	2,250	(3)	584,100	4,500	(6)	1,168,200
	10/16/2013	10,000	5,000	180.46	10/15/2023	1,600	(4)	415,360	6,400	(7)	1,661,440
	10/22/2014	4,200	8,400	227.73	10/21/2024	1,500	(5)	389,400	6,000	(8)	1,557,600
	10/16/2015	-0-	13,400	239.55	10/15/2025
R. J. Davisson	10/17/2012	5,000	-0-	154.4325	10/16/2022	1,500	(3)	389,400	3,000	(6)	778,800
	10/16/2013	7,000	3,500	180.46	10/15/2023	1,100	(4)	285,560	4,400	(7)	1,142,240
	10/22/2014	2,934	5,866	227.73	10/21/2024	1,050	(5)	272,580	4,200	(8)	1,090,320
	10/16/2015	-0-	10,100	239.55	10/15/2025
S. J. Oberfeld	10/19/2011	21,500	-0-	78.255	10/18/2021	1,500	(3)	389,400	3,000	(6)	778,800
	10/17/2012	15,000	-0-	154.4325	10/16/2022	1,100	(4)	285,560	4,400	(7)	1,142,240
	10/16/2013	7,000	3,500	180.46	10/15/2023	1,050	(5)	272,580	4,200	(8)	1,090,320
	10/22/2014	2,934	5,866	227.73	10/21/2024
	10/16/2015	-0-	9,000	239.55	10/15/2025

[1]	Options vest at the rate of one-third per year on the first, second and third anniversary dates of the grant.

[2]	These values equal the number of shares of restricted stock or RSUs indicated multiplied by the closing price of our common stock ($259.60) on December 31, 2015.

[3]	Shares of time-based restricted stock vested in February 2016.

[4]	Shares of time-based restricted stock vest in February 2017.

[5]	Time-based RSUs vest in February 2018.

[6]

All of these shares of performance-based restricted stock vested in February 2016 based upon the achievement of the performance goal. The number and value of these shares reflect the maximum level of performance.

[7]

Shares of performance-based restricted stock vest in February 2017 on the date the Compensation Committee determines the level of achievement of the performance goal. The number and value of these shares reflect the maximum level of performance.

[8]

Performance-based RSUs vest in February 2018 on the date the Compensation Committee determines the level of achievement of the performance goal. The number and value of these RSUs reflect the maximum level of performance.

2015 OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth information regarding the number and value of stock options exercised and restricted stock vested during 2015 for our named executives.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
C. M. Connor	129,760	30,308,186	55,800	15,917,508
J. G. Morikis	39,370	7,577,921	18,600	5,305,836
S. P. Hennessy	30,647	5,949,956	12,750	3,637,065
R. J. Davisson	10,000	1,207,975	8,400	2,396,184
S. J. Oberfeld	39,323	8,371,680	8,400	2,396,184

[1]

The value realized on the exercise of stock options is equal to the number of shares acquired multiplied by the difference between the exercise price and the market price of our common stock. The market price is equal to the average of the highest and lowest reported sale prices of our common stock on the date of exercise.

[2]

The value realized on the vesting of restricted stock is equal to the number of shares of restricted stock vested multiplied by the market price of our common stock. The market price is equal to the average of the highest and lowest reported sale prices of our common stock on the vesting date.

2015 NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table sets forth information relating to our 2005 Deferred Compensation Savings and Pension Equalization Plan for 2015.

	Executive Contributions in Last	Registrant Contributions in Last	Aggregate Earnings/(Losses) in Last	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Name	FY ($)	FY ($)(1)	FY ($)(2)	($)	($)(3)
C. M. Connor	-0-	413,818	(20,777)	-0-	2,645,739
J. G. Morikis	-0-	182,157	(31,892)	-0-	994,022
S. P. Hennessy	-0-	142,184	(12,226)	-0-	808,059
R. J. Davisson	-0-	106,401	(2,566)	-0-	439,223
S. J. Oberfeld	-0-	108,877	(15,133)	-0-	637,890

[1]	These amounts represent company contributions for each named executive. These amounts are also reported in the “All Other Compensation” column of the Summary Compensation Table.

[2]

These amounts include earnings/(losses), dividends and interest provided on account balances, including the change in value of the underlying investments in which our named executives are deemed to be invested. These amounts are not reported in the Summary Compensation Table.

[3]	These amounts represent each named executive’s aggregate account balance at December 31, 2015. The amounts include company contributions, which are also reported in the “All Other

Compensation” column of the Summary Compensation Table. The table below sets forth the portion of these aggregate account balances that were previously reported as compensation in the Summary Compensation Table for prior years.

Name	Amount Previously Reported ($)
C. M. Connor	1,649,162
J. G. Morikis	731,589
S. P. Hennessy	566,180
R. J. Davisson	283,247
S. J. Oberfeld	341,627

Material Features of Our Deferred Compensation Savings Plan.

Our 2005 Deferred Compensation Savings and Pension Equalization Plan is an unfunded nonqualified deferred compensation plan that provides eligible participants with company-only contributions that a participant would have otherwise received under our qualified retirement plans, but for certain federal tax limitations. Our named executives became eligible to participate in this plan effective January 1, 2010.

There are two benefit components to the deferred compensation savings portion of this plan. The benefit payable under the first component is the company matching contribution under our Employee Stock Purchase and Savings Plan (a 401(k) plan) that participants would have otherwise received, but for the limitations under Sections 401(a)(17) and 415 of the Code. All of our named executives participate in this component of this plan.

The second component to this plan is the company contribution provided under our Salaried Employees’ Revised Pension Investment Plan. The benefit payable under this second component of this plan is the company contribution that participants would have otherwise received, but for the limitations under Sections 401(a)(17) and 415 of the Code. All of our named executives participate in this component of this plan.

All company contributions provided under these two components of this plan are credited in the form of units and accrue earnings in accordance with the hypothetical investment options selected by the participant. The investment options contained in this plan are the same investment options provided to participants in our qualified retirement plans. We do not pay guaranteed, above-market or preferential interest or earnings on amounts deferred. Participant account balances will be distributed in a lump sum upon death, disability or upon a separation of service, unless otherwise timely elected, in equal annual installments not to exceed fifteen years.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following information and table set forth the amounts of payments to each of our named executives in the event of a termination of employment as a result of retirement, involuntary termination, death, disability, voluntary termination (not for cause), termination for cause and termination following a change in control.

We do not have employment agreements with any of our named executives and do not have a formal severance policy or arrangement that provides for payments to a named executive in the event of a termination of employment (other than with respect to a termination of employment following a change in control as described below). The Compensation and Management Development Committee has sole discretion to determine the amount, if any, of severance payments and benefits that will be offered to a named executive in the event of a termination. The Compensation Committee believes that it is in the best interests of Sherwin-Williams and our shareholders that executives are treated fairly and equitably upon a termination.

Assumptions and General Principles.

The following assumptions and general principles apply with respect to the following table and any termination of employment of a named executive.

•

The amounts shown in the table assume that each named executive was terminated on December 31, 2015. Accordingly, the table reflects amounts earned at December 31, 2015 and includes estimates of amounts that would be paid to the named executive upon the occurrence of a termination or change in control. The actual amounts to be paid to a named executive can only be determined at the time of the termination or change in control.

•

A named executive is entitled to receive amounts earned during his term of employment regardless of the manner in which the named executive’s employment is terminated. These amounts include base salary, unused vacation pay and annual cash incentive compensation. These amounts are not shown in the table, except for potential prorated annual cash incentive compensation as described below.

•

A named executive must be employed on December 31st to be entitled to receive annual cash incentive compensation pursuant to our 2007 Executive Performance Bonus Plan. In the event a termination occurs on a date other than December 31st, the Compensation Committee has discretion to award the named executive an annual cash incentive compensation payment. Typically, this payment would approximate a prorated amount of the payment the named executive would have received under the plan and takes into consideration the named executive’s performance and contributions to achieving the performance goals under the plan to the date of termination. These annual cash incentive payments have not typically been awarded in the event of a voluntary termination or a termination for cause.

Because we assumed a December 31, 2015 termination date, each of our named executives is entitled to receive the annual cash incentive compensation payment earned under the plan for 2015. Therefore, the amount set forth in the table for prorated annual cash incentive compensation is the actual annual incentive compensation earned by each named executive during 2015. This amount is also the amount set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

•

Our 2006 Equity and Performance Incentive Plan includes a “double-trigger” acceleration provision with respect to the vesting of equity awards (granted after our 2010 Annual Meeting) in connection with a change in control. Please refer to the information set forth below under the heading “Change in Control” for a more detailed explanation of the treatment of equity awards under our equity plans in the event of a change in control.

•	A named executive may exercise any stock options that are exercisable prior to the date of termination and is entitled to receive shares of common stock with respect to any restricted stock and RSU awards for which the vesting period has expired prior to the date of termination. The number of shares to be received by a named executive will be determined by the Compensation Committee pursuant to the applicable plan. Any payments related to these stock options and restricted stock and RSU awards are not included in the table because they are not severance payments.

•

A named executive will be entitled to receive all amounts accrued and vested under our retirement and savings programs, including our Employee Stock Purchase and Savings Plan and any pension plans and deferred compensation plans in which the named executive participates. These amounts will be determined and paid in accordance with the applicable plan and are not included in the table because they are not severance payments.

Retirement.

A named executive is eligible to elect retirement upon satisfying the criteria for retirement (age 65, age 55 – 59 with at least 20 years of vesting service or age 60 or older if the combination of age and years of vesting service equal at least 75). In the event of retirement, all outstanding stock options will continue to vest in accordance with their terms, and all outstanding restricted stock and RSU awards will continue to vest as if the named executive had continued employment throughout the restriction period.

At December 31, 2015, Messrs. Connor, Hennessy, Davisson and Oberfeld were eligible for retirement.

Involuntary Termination.

In the event of an involuntary termination not for cause, the Compensation Committee has the sole discretion to determine the amount, if any, of severance payments and benefits that will be offered to a named executive. In making this determination, the Compensation Committee may consider a number of factors, including the reasons for the termination, the named executive’s tenure and performance, the named executive’s personal circumstances and the amount of severance payments, if any, generally offered to executives at other companies in similar positions. Because we do not have sufficient experience with involuntary terminations of executives at the positions of our named executives, we cannot reasonably estimate the amount or range of amounts of severance payments and benefits that would be offered to our named executives. Therefore, although it is reasonably likely that we will offer a severance payment and benefits to a named executive in the event of an involuntary termination not for cause, these amounts are not included in the table.

Death and Disability.

In the event of the death or disability of a named executive, all outstanding stock options will immediately vest and become exercisable, and all shares of restricted stock will immediately vest. With respect to RSUs, (a) all time-based RSUs will immediately vest and (b) the greater of (i) 100% of the target performance-based RSUs and (ii) the vesting percentage of the target performance-based RSUs based on the actual results of the performance metric measured as of the end of the last completed fiscal quarter preceding the date of the named executive’s death or disability and the projected forecast of the performance metric over the remaining restriction period, will immediately vest. The amounts shown in the table for stock options reflect the difference between the average of the high and low market price of our common stock ($261.545) on December 31, 2015 and the exercise price for each option for which vesting accelerated. The amounts shown in the table for restricted stock and RSUs reflect the number of shares of restricted stock and RSUs for which the vesting accelerated multiplied by the average of the high and low market price of our common stock ($261.545) on December 31, 2015.

In addition, each named executive participates in our executive life insurance program. Under our executive life insurance program, the beneficiary of a named executive is entitled to receive a death benefit based upon the following formulas: (a) if the event occurs prior to age 62, then the death benefit will equal 4 times (for Messrs. Connor, Morikis and Hennessy) or 3.5 times (for Messrs. Davisson and

Oberfeld) the named executive’s base salary; (b) if the event occurs on or after age 62 and before age 65, then the death benefit will equal 4 times (for Messrs. Connor, Morikis and Hennessy) or 3.5 times (for Messrs. Davisson and Oberfeld) the named executive’s base salary at age 62; and (c) if the event occurs at age 65 or older, then the death benefit will equal 2.5 times (for Messrs. Connor, Morikis and Hennessy) or 2.0 times (for Messrs. Davisson and Oberfeld) the named executive’s base salary at age 62. All such named executives were less than 62 years of age on December 31, 2015, except that Mr. Oberfeld was 63 years of age.

Each named executive also participates in one of two executive long-term disability programs. The original program was frozen to new participants effective January 1, 2008. Upon the occurrence of a disability under the frozen program, a covered named executive will receive an annual benefit equal to 60% of base salary until the earliest of: (a) age 65; (b) recovery from the disability; (c) the date the named executive begins receiving retirement plan benefits; or (d) death. The second program was adopted as of January 1, 2013 to cover executives not otherwise eligible for the original frozen program and provides substantially similar benefits, subject to a benefit cap of $35,000 per month, until the earliest of Social Security normal retirement age (or, if age 60 or older at the time of disability, a period of 12 – 60 months depending on the executive’s age), recovery from the disability or death. None of the named executives participate in the program adopted in 2013. The amounts set forth in the table reflect the amount of the first annual payment (60% multiplied by the named executive’s current base salary) under the programs.

Voluntary Termination and Termination for Cause.

A named executive is not entitled to receive any additional forms of severance payments or benefits upon his voluntary decision to terminate employment with Sherwin-Williams prior to being eligible for retirement or upon termination for cause.

Change in Control.

At our 2010 Annual Meeting, our 2006 Equity and Performance Incentive Plan was amended to include a “double-trigger” acceleration provision with respect to the vesting of equity awards (granted after our 2010 Annual Meeting) in connection with a change in control. Upon a change in control, awards that are assumed by the surviving entity will continue to vest and become exercisable in accordance with their original terms unless, within three years after the change in control, the participant’s employment is terminated other than for cause or the participant terminates his or her employment for good reason. If a participant’s employment is terminated under either of those circumstances, his or her outstanding awards will vest in accordance with the terms of the award. Awards that are not assumed by the surviving entity will immediately vest and become exercisable in full.

For equity awards granted prior to our 2010 Annual Meeting, upon the occurrence of a change in control, all outstanding stock options will immediately vest and become exercisable and all shares of restricted stock will immediately vest and become unrestricted for all participants under the applicable stock plans, including our named executives. Because all equity awards granted prior to our 2010 Annual Meeting have already fully vested, no amounts are shown in the table for such awards. The amounts set forth in the table assume that in the event of a change in control without a termination of employment, all outstanding stock options, shares of restricted stock and RSUs granted after our 2010 Annual Meeting will be assumed by the surviving entity and will continue to vest and become exercisable in accordance with their original terms.

The amounts shown in the table for stock options reflect the difference between the average of the high and low market price of our common stock ($261.545) on December 31, 2015 and the exercise price for each option for which vesting accelerated. The amounts shown in the table for restricted stock and RSUs reflect the number of shares of restricted stock and RSUs for which vesting accelerated multiplied by the average of the high and low market price of our common stock ($261.545) on December 31, 2015.

We also entered into change in control severance agreements with each of our named executives. Forms of these agreements were filed as an exhibit to our Annual Report on Form 10-K.

In general, a change in control will be deemed to have occurred under our 2006 Equity and Performance Incentive Plan and the severance agreements if: (a) a person or group buys 30% or more of Sherwin-Williams common stock (excluding certain purchases by Sherwin-Williams or its benefit plans or purchases approved by Sherwin-Williams or in connection with certain “friendly” business transactions, and excluding certain inadvertent purchases); (b) Sherwin-Williams experiences a turn-over (not approved by Sherwin-Williams) of more than half of its directors during a two-year period; (c) Sherwin-Williams closes a reorganization, merger, consolidation or significant sale of assets resulting in a substantial change in its ownership or leadership; or (d) Sherwin-Williams’ shareholders approve its liquidation or dissolution.

The severance agreements provide that upon a termination of employment following a change in control (other than upon a termination for cause or by reason of death or disability) or if the named executive terminates his employment in certain circumstances defined in the agreement which constitutes good reason, in addition to the accelerated vesting of stock options, restricted stock and RSUs described above, each will receive:

•

a lump sum severance payment in an amount equal to 3 times (with respect to Messrs. Connor, Morikis and Hennessy) or 2.5 times (with respect to Messrs. Davisson and Oberfeld) the sum of (a) the named executive’s highest rate of base salary during the three-year period prior to termination and (b) an amount equal to the greater of (i) the average of the annual cash incentive compensation received by the named executive for each of the three years prior to the date of termination and (ii) the named executive’s target cash incentive compensation for the year in which the termination occurs;

•

a lump sum amount equal to the prorated portion of any annual cash incentive compensation earned by the named executive through the date of termination, assuming achievement of the target level of the performance goals;

•	eighteen months of continued health care benefits;

•	outplacement services in an amount not to exceed 10% of the named executive’s then-current base salary; and

•

an amount equal to the excise tax and taxes thereon charged, if any, to the named executive as a result of any change in control payments (provided, however, in the event the aggregate change in control payments do not exceed 115% of the amount which would cause the excise tax to be assessed, the severance payments shall be reduced to a level which would cause no excise tax to apply).

ESTIMATED PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

Event	C. M. Connor	J. G. Morikis	S. P. Hennessy	R. J. Davisson	S. J. Oberfeld
Retirement
Prorated annual cash incentive compensation	$2,146,000	N/A	$688,000	$506,000	$467,000

Total	$2,146,000	$0	$688,000	$506,000	$467,000
Involuntary Termination
Prorated annual cash incentive compensation	$2,146,000	$913,000	$688,000	$506,000	$467,000

Total	$2,146,000	$913,000	$688,000	$506,000	$467,000
Death
Prorated annual cash incentive compensation	$2,146,000	$913,000	$688,000	$506,000	$467,000
Accelerated stock options	4,461,136	1,952,266	984,204	704,306	680,111
Accelerated restricted stock / RSUs	22,937,497	7,127,101	5,034,741	3,439,317	3,439,317
Life insurance proceeds	4,887,947	3,525,286	2,658,836	2,088,723	2,102,739

Total	$34,432,580	$13,517,653	$9,365,781	$6,738,346	$6,689,167
Disability
Prorated annual cash incentive compensation	$2,146,000	$913,000	$688,000	$506,000	$467,000
Accelerated stock options	4,461,136	1,952,266	984,204	704,306	680,111
Accelerated restricted stock / RSUs	22,937,497	7,127,101	5,034,741	3,439,317	3,439,317
Disability benefits	733,192	528,793	398,825	358,067	360,470

Total	$30,277,825	$10,521,160	$7,105,770	$5,007,690	$4,946,898
Voluntary Termination and Termination for Cause
No payments	N/A	N/A	N/A	N/A	N/A

Total	$0	$0	$0	$0	$0
Change in Control with Termination
Prorated annual cash incentive compensation	$2,146,000	$913,000	$688,000	$506,000	$467,000
Accelerated stock options	4,461,136	1,952,266	984,204	704,306	680,111
Accelerated restricted stock / RSUs	22,937,497	7,127,101	5,034,741	3,439,317	3,439,317
Cash severance payment	10,940,960	5,660,964	4,269,127	2,844,445	2,853,623
Continued health care benefits	16,152	23,063	25,053	23,063	17,774
Outplacement services	122,199	88,132	66,471	59,678	60,078
Excise tax	0	0	0	0	0

Total	$40,623,944	$15,764,526	$11,067,596	$7,576,809	$7,517,903

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our common stock that may be issued under our equity compensation plans at December 31, 2015.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	5,413,785	(1,2)	$141.58	3,605,437	(3)
Equity compensation plans not approved by security holders	-0-		—	—

Total	5,413,785	(1,2)	$141.58	3,605,437	(3)

[1]

This amount represents 3,300 shares of common stock subject to outstanding stock options under our 2003 Stock Plan; 5,216,206 shares of common stock subject to outstanding stock options and 189,418 shares of common stock subject to outstanding RSUs under our 2006 Equity and Performance Incentive Plan; and 4,861 shares of common stock subject to outstanding RSUs under our 2006 Stock Plan for Nonemployee Directors. No further grants may be made under our 2003 Stock Plan, although outstanding stock options continue in force in accordance with their terms.

[2]	At December 31, 2015, the 5,219,506 outstanding option rights had a weighted-average expected term of 6.44 years.

[3]

This amount includes 3,506,235 shares of common stock remaining available for future awards under our 2006 Equity and Performance Incentive Plan and 99,202 shares of common stock remaining available for future awards under our 2006 Stock Plan for Nonemployee Directors.

PROPOSAL 2 — ADVISORY APPROVAL OF COMPENSATION OF NAMED EXECUTIVES

We are asking our shareholders to approve, on an advisory, non-binding basis, the compensation of our named executives as disclosed in this Proxy Statement pursuant to SEC rules. This annual vote is commonly known as “say-on-pay.” This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executives and our executive compensation program and practices described in this Proxy Statement.

We are focused on delivering sustained financial and operating results with the ultimate goal of creating and maximizing long-term value for our shareholders. We believe our executive compensation program has been thoughtfully and appropriately designed and managed to support our overall business goals and strategies, to drive sustained performance and to deliver superior shareholder returns.

Our objective is to ensure that our executive compensation program (a) is competitive by attracting, retaining and motivating talented and high-performing executives, (b) maintains a pay for performance philosophy with a significant percentage of executive pay tightly linked to company and business unit performance and (c) aligns the interests of our executives with those of our shareholders through significant stock ownership requirements and long-term stock incentive compensation that rewards our executives the way our shareholders are rewarded — through growth in the value of our stock. We believe our program achieves this objective.

The Compensation Discussion and Analysis describes our executive compensation program, including detailed information about how and why we make executive compensation decisions, and the decisions made relating to 2015 compensation. We include a list of our more significant executive compensation practices, which promote responsible pay and governance principles and alignment with shareholder interests, in the Executive Summary of the Compensation Discussion and Analysis.

Accordingly, the Board of Directors requests that you vote “for” the following resolution:

“RESOLVED, that Sherwin-Williams’ shareholders hereby approve, on an advisory basis, the compensation of the named executives as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement.”

Although this advisory vote on executive compensation is not binding on us, the Board and the Compensation Committee highly value the opinions of our shareholders. The results of this vote will provide information to the Compensation Committee about our executive compensation program, which the Compensation Committee will be able to consider in the future when making executive compensation decisions. We intend to hold this vote annually, with the next vote occurring at our 2017 Annual Meeting of Shareholders.

The Board of Directors unanimously recommends that you vote “FOR” Proposal 2 to approve, on an advisory basis, the compensation of the named executives.

PROPOSAL 3 — APPROVAL OF THE SHERWIN-WILLIAMS COMPANY

2006 STOCK PLAN FOR NONEMPLOYEE DIRECTORS

(AMENDED AND RESTATED AS OF APRIL 20, 2016)

On February 17, 2016, the Board of Directors (the “Board”) of Sherwin-Williams unanimously approved and adopted, subject to the approval of Sherwin-Williams’ shareholders at the 2016 Annual Meeting, The Sherwin-Williams Company 2006 Stock Plan for Nonemployee Directors (Amended and Restated as of April 20, 2016) (the “Director Stock Plan”). The purpose of the Director Stock Plan is to attract and retain nonemployee directors of Sherwin-Williams who are important to the success and growth of Sherwin-Williams and to help align the economic interests between nonemployee directors and the shareholders of Sherwin-Williams.

The Director Stock Plan was last approved by Sherwin-Williams’ shareholders at the 2006 Annual Meeting and currently provides that no grants may be made under the plan after April 19, 2016. The Director Stock Plan, as amended and restated, will be effective upon its approval by Sherwin-Williams’ shareholders at the 2016 Annual Meeting (or, if vote on the Plan is postponed, such other date on which a shareholders’ meeting to vote to approve the Director Stock Plan occurs) and will permit the continued grant of awards thereunder.

The following is a summary of the principal provisions of the Director Stock Plan, which is qualified in its entirety by reference to the complete text of the Director Stock Plan, a copy of which is attached as Appendix B to this Proxy Statement.

Director Stock Plan Highlights.

The Director Stock Plan authorizes the Board, or a committee of the Board, to provide equity-based compensation in the form of options, stock appreciation rights (“SARs”), restricted stock and restricted stock units (“RSUs”). Some of the key features of, and amendments to, the Director Stock Plan are set forth below and are described more fully under the heading “Summary of the Director Stock Plan.”

•

No Increase in the Number of Shares Authorized for Issuance.    The Board is not amending the Director Stock Plan to increase the number of shares authorized for issuance under the plan. The number of shares authorized for issuance under the Director Stock Plan will remain at 200,000 shares.

•

Annual Share Limit for Nonemployee Awards.    The Director Stock Plan, as amended and restated, would add a new provision which generally provides that no nonemployee director may receive, in any one calendar year, awards under the plan that have an aggregate maximum value (calculated as of their respective grant dates) in excess of $500,000.

•

No Liberal Recycling Provisions.    The Director Stock Plan currently provides and will continue to provide that shares in the following circumstances will not be available for issuance again under the plan: (i) shares tendered in payment of the option exercise price; (ii) shares that are repurchased by Sherwin-Williams with option proceeds; and (iii) shares relating to a SAR, to the extent it is exercised and settled in shares of Sherwin-Williams common stock.

•

No Repricing.    Sherwin-Williams has not repriced “underwater” stock options or SARs. The Director Stock Plan generally prohibits amending any outstanding stock option or SAR to reduce the base price, or to cancel and replace such awards with awards having a lower option price or base price, as applicable, or for cash, without first obtaining shareholder approval. The Director Stock Plan, as amended and restated, also clarifies that the prohibition on repricing applies to both SARs and options.

•

Other Changes.    The Director Stock Plan also provides for certain clarifying changes, and revisions to, definitions and administrative provisions, including the removal of the restriction on the ability to grant awards under the plan more than ten years after its first approval by Sherwin-Williams’ shareholders.

Summary of the Director Stock Plan.

Shares Subject to the Director Stock Plan.    Subject to adjustment as provided in the Director Stock Plan, the number of shares of Sherwin-Williams common stock that may be issued under the plan is 200,000, plus any shares relating to awards that expire, are forfeited or are cancelled under the Director Stock Plan. These shares may be shares of original issuance or treasury shares or a combination of the foregoing. Subject to the adjustment provisions of the Director Stock Plan, no nonemployee director may receive, in any calendar year, awards under the plan that have an aggregate maximum value (calculated as of their respective grant dates) greater than $500,000.

Shares covered by an award granted under the Director Stock Plan shall not be counted as used unless and until they are actually issued and delivered to a participant. Without limiting the generality of the foregoing, upon payment in cash of the benefit provided by any award granted under the Director Stock Plan, any shares that were covered by that award will again be available for issuance or transfer under the Director Stock Plan. Notwithstanding anything to the contrary: (a) shares tendered in payment of the exercise price of an option shall not be added to the aggregate plan limit described above; (b) shares that are repurchased by Sherwin-Williams with option proceeds shall not be added to the aggregate plan limit described above; and (c) all shares covered by a SAR, to the extent that it is exercised and settled in shares, whether or not shares are actually issued to the participant upon exercise of the right, will be considered issued or transferred pursuant to the Director Stock Plan.

The number of shares issued as restricted stock or RSUs will not, in the aggregate, exceed 200,000 shares. The foregoing limit is subject to certain adjustments as provided in the Director Stock Plan.

Eligibility.    Members of the Board who are not employees of Sherwin-Williams may be selected by the Board to receive benefits under the Director Stock Plan. The Board will determine which nonemployee directors will receive awards and the number of shares subject to such awards. The number of nonemployee directors who are currently eligible to participate in the Director Stock Plan is ten.

Option Rights.    Options may be granted that entitle the optionee to purchase shares of common stock at a price not less than the fair market value per share on the date of grant. The option price is payable: (a) in cash; (b) by the transfer to Sherwin-Williams of shares of common stock owned by the optionee having a value at the time of exercise equal to the option price; (c) by a combination of such payment methods; or (d) by such other methods as may be approved by the Board. To the extent permitted by law, any grant of an option may provide for deferred payment of the option price from the proceeds of sale through a broker of some or all of the shares to which the exercise relates.

No option may be exercisable more than ten years from the date of grant. Each grant will specify the period of continuous service with Sherwin-Williams that is necessary before the options will become exercisable. A grant of options may provide for the earlier vesting of such options in the event of death or disability of the participant. Successive grants may be made to the same optionee whether or not options previously granted remain unexercised. Options will be evidenced by an award agreement containing such terms and provisions, consistent with the Director Stock Plan, as the Board may approve.

SARs.    A SAR is a right to receive from Sherwin-Williams an amount not exceeding 100% of the spread between the base price and the value of a share of common stock on the date of exercise. Any grant may specify that the amount payable on exercise of a SAR may be paid in cash, in shares of common stock, or in any combination thereof, and may either grant to the participant or retain in the Board the right to elect among those alternatives. Any SAR grant may specify that the amount payable on exercise may not exceed a maximum specified by the Board at the time of grant. Any grant may specify waiting periods before exercise and permissible exercise dates and periods. Any grant of a SAR may specify that such SAR be exercised only in the event of, or earlier in the event of, death or disability of the participant.

SARs must have a base price that is not less than the fair market value of a share of common stock on the date of grant. Successive grants of SARs may be made to the same participant, regardless of whether any SARs previously granted remain unexercised. No SAR may be exercised more than ten years from the date of grant. SARs will be evidenced by an award agreement containing such terms and provisions, consistent with the Director Stock Plan, as the Board may approve.

Restricted Stock.    A grant of restricted stock constitutes the immediate transfer by Sherwin-Williams of ownership of a specific number of shares of common stock to a participant in consideration of the performance of services. Upon receipt of the grant, the participant is entitled to voting, dividend and other ownership rights in shares subject to the grant, subject to a substantial risk of forfeiture and restrictions on transfer as described below. Such grant or sale may be made without additional consideration or in consideration of a payment by the participant that is less than current fair market value of common stock.

Restricted stock must be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Board at the date of grant. To enforce these forfeiture provisions, the transferability of restricted stock will be prohibited or restricted in a manner and to the extent prescribed by the Board for the applicable period. The Board may provide for a shorter period during which the forfeiture provisions are to apply, including in the event of death or disability of the participant. Restricted stock will be evidenced by an award agreement containing such terms and provisions, consistent with the Director Stock Plan, as the Board may approve.

RSUs.    A grant of RSUs constitutes an agreement by Sherwin-Williams to deliver shares of common stock or cash to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during a restriction period as the Board may specify. Awards of RSUs may be made without additional consideration or in consideration of a payment by a participant that is less than the fair market value per share of common stock at the date of grant. During the restriction period, the participant has no right to transfer any rights under his or her award nor any right to vote such RSUs, but the Board may, at the date of grant, authorize the payment of dividend equivalents on such RSUs on either a current or deferred or contingent basis, either in cash or in additional shares of common stock. Each grant or sale will specify the time and manner of payment of RSUs that have been earned. Any grant or sale may specify that the amount payable may be paid in cash, in shares of common stock or in any combination thereof, and may either grant to the participant or retain in the Board the right to elect among those alternatives.

RSUs will be subject to a restriction period as determined by the Board at the date of grant, except that the Board may provide for a shorter restriction period (or lapse thereof) in the event of death or disability of the participant. RSUs will be evidenced by an award agreement containing such terms and provisions, consistent with the Director Stock Plan, as the Board may approve.

Administration.    The Director Stock Plan is to be administered by the Board, except that the Board has the authority to delegate any or all of its powers to the Compensation and Management Development Committee of the Board or another committee of the Board (or a subcommittee thereof). Pursuant to such delegation, the committee will have all the powers and authority of the Board as described therein. The Board is authorized to interpret the Director Stock Plan and related agreements and other documents, and to adopt, amend and rescind such rules and regulations it deems necessary to administer the plan.

Adjustments.    The number or kind of shares covered by outstanding awards under the Director Stock Plan and, if applicable, the prices per share applicable thereto, are subject to adjustment in the event of stock dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, spin-offs, reorganizations, liquidations, issuances of rights or warrants and similar events. In the event of any such transaction or event, the Board, in its discretion, may provide in substitution for any or all outstanding awards under the Director Stock Plan such alternative consideration (including cash), if any, as it may determine to be equitable in the circumstances and may require the surrender of all replaced awards. The Board may also make or provide for such adjustments in the number of shares available under the Director Stock Plan as the Board may determine to be appropriate to reflect any transaction or event described above.

Transferability.    No option or SAR granted under the Director Stock Plan is transferable by a participant, except upon death, by will or by the laws of descent and distribution. Except as otherwise determined by the Board, options and SARs are exercisable during the participant’s lifetime only by him or her, or by his or her guardian or legal representative.

The Board may specify at the date of grant that part or all of the shares of common stock that are (a) to be issued or transferred upon exercise of options or SARs or upon termination of the restriction period applicable to RSUs or (b) with respect to restricted stock, no longer subject to the substantial risk of forfeiture and restrictions on transfer, will be subject to further restrictions on transfer.

Compliance with Section 409A of the Code.    To the extent applicable, it is intended that the Director Stock Plan and any grants made thereunder comply with the provisions of Section 409A of the Code. The Director Stock Plan and any grants made under the Director Stock Plan will be construed and administered in a manner such that the grant either (a) qualifies for an exemption from the requirements of Section 409A or (b) satisfies the requirements of Section 409A. If a grant is subject to Section 409A, then: (i) distributions shall be made only in a manner and upon an event permitted under Section 409A; (ii) payments to be made upon termination of employment will be made only upon a “separation from service” under Section 409A; (iii) each installment payment will be treated as a separate payment for purposes of Section 409A, unless the grant agreement specifies otherwise; (iv) in no event will a participant, directly or indirectly, designate the calendar year in which a distribution is made except as permitted under Section 409A; and (v) any distribution to a “specified employee” (as defined in Section 409A), upon such participant’s separation from service, will be postponed for six months, if and to the extent required by Section 409A.

Effective Date.    The Director Stock Plan, as proposed to be amended and restated, will be effective upon its approval by Sherwin-Williams’ shareholders at the 2016 Annual Meeting (or, if vote on the plan is postponed, such other date on which a shareholders’ meeting to vote to approve the Director Stock Plan occurs).

Amendments.    The Board may amend the Director Stock Plan from time to time without further approval by Sherwin-Williams’ shareholders, unless such amendment: (a) would materially increase the benefits accruing to participants; (b) would materially increase the number of securities that may be issued under the Director Stock Plan; (c) would materially modify the requirements for participation in the Director Stock Plan; or (d) must otherwise be approved by the shareholders in order to comply with applicable law or the rules and regulations of the NYSE, or other national securities exchange upon which shares of common stock of Sherwin-Williams are traded. Except in connection with a corporate transaction or event described above under “Adjustments,” the Board will not, without shareholder approval, (i) authorize the amendment of any outstanding option or SAR to reduce the option price or SAR base price or (ii) cancel any option or SAR and replace it with an award having a lower option or base price, as applicable, or for cash.

Subject to the prohibition on option repricing described above, the Board may amend the terms of any award granted under the Director Stock Plan, prospectively or retroactively. Subject to adjustments (as described above), no such amendment will adversely impair the rights of any participant without his or her consent, except that the Board may make minor amendments to the Director Stock Plan or an award agreement that do not adversely impact the rights of a participant or significantly increase the cost to Sherwin-Williams. The Board may, in its discretion, terminate the Director Stock Plan at any time. Termination of the Director Stock Plan will not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination.

Federal Income Tax Consequences.

The following is a brief summary of some of the federal income tax consequences of certain transactions under the Director Stock Plan based on federal income tax laws in effect on January 1, 2016. This summary is not intended to be complete and does not describe state or local tax consequences.

Tax Consequences to Participants.

Option Rights.    In general: (a) no income will be recognized by an optionee at the time an option is granted; (b) at the time of exercise of an option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and (c) at the time of sale of shares acquired pursuant to the exercise of an option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss), depending on how long the shares have been held.

SARs.    No income will be recognized by a participant in connection with the grant of a SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of common stock received on the exercise.

Restricted Stock.    The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the participant for such restricted stock) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that is subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

RSUs.    No income generally will be recognized upon the award of RSUs. Any subsequent transfer of unrestricted shares of common stock or cash in satisfaction of such award will generally result in the recipient recognizing ordinary income at the time of transfer, in an amount equal to the aggregate amount of cash and the fair market value of the unrestricted shares of common stock received over the amount paid, if any, by the participant.

Tax Consequences to Sherwin-Williams.

To the extent that a participant recognizes ordinary income in the circumstances described above, Sherwin-Williams will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness and is an ordinary and necessary business expense.

New Plan Benefits.

It is not possible to determine specific amounts and types of awards that may be awarded in the future under the Director Stock Plan because the grant and actual pay-out of awards are discretionary.

The Board of Directors unanimously recommends that you vote “FOR”

Proposal 3 to approve the Director Stock Plan.

PROPOSAL 4 — RATIFICATION OF APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2016. Ernst & Young LLP acted as our independent registered public accounting firm for the fiscal year ended December 31, 2015. Additional information regarding the services provided to us by Ernst & Young LLP during 2015 is set forth below under the heading entitled “Matters Relating to the Independent Registered Public Accounting Firm.”

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they wish and to respond to appropriate shareholder questions.

Although shareholder ratification is not required under the laws of the State of Ohio, we are submitting the appointment of Ernst & Young LLP to our shareholders for ratification at the Annual Meeting as a matter of good corporate practice in order to provide a means by which our shareholders may communicate their opinion to the Audit Committee. If our shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment.

The Board of Directors unanimously recommends that you vote “FOR”

Proposal 4 to ratify the appointment of Ernst & Young LLP

as Sherwin-Williams’ independent registered public accounting firm.

MATTERS RELATING TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees Paid to Ernst & Young LLP.

The following table sets forth the fees for services provided by Ernst & Young LLP during the fiscal years ended December 31, 2014 and December 31, 2015.

	2015	2014
Audit Fees	$3,636,000	$3,339,000
Audit-Related Fees	125,000	120,000
Tax Fees	634,000	542,000
All Other Fees	-0-	-0-

Total	$4,395,000	$4,001,000

The following is a description of the nature of the services comprising the fees disclosed in the table above for each of the four categories of services.

Audit Fees.    These are fees for professional services rendered by Ernst & Young LLP for the integrated audit of our annual consolidated financial statements and the effectiveness of internal control over financial reporting, the review of financial statements included in our Quarterly Reports on Form 10-Q, certain audits of foreign subsidiary financial statements required by local statutes and services that are typically rendered in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.    These are fees for assurance and related services rendered by Ernst & Young LLP that are reasonably related to the performance of the audit or the review of our financial statements that are not included as audit fees. These services include employee benefit plan audits, consultation on accounting matters in foreign jurisdictions, due diligence related to mergers and acquisitions and consultation on financial accounting and reporting.

Tax Fees.    These are fees for professional services rendered by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning. These services include the review of certain tax returns, tax audit assistance in foreign jurisdictions and consulting on tax planning matters.

All Other Fees.    These are fees for other services rendered by Ernst & Young LLP that do not meet the above category descriptions and are permissible under applicable laws and regulations.

Audit Committee Pre-Approval Policy.

The Audit Committee is responsible for pre-approving all audit services and permitted non-audit services (including the fees and retention terms) to be performed for us by Ernst & Young LLP prior to its engagement for such services. The Audit Committee has adopted a pre-approval policy pursuant to which the Audit Committee establishes detailed pre-approved categories of non-audit services that may be performed by Ernst & Young LLP during the fiscal year, subject to dollar limitations set by the Audit Committee. The Audit Committee has also delegated to the chair of the Audit Committee the authority to pre-approve all audit and non-audit services when the entire Audit Committee is unable to pre-approve services. The chair reports to the Audit Committee at its next meeting all such services pre-approved since the last meeting.

None of the fees paid to Ernst & Young LLP under the categories Audit-Related, Tax and All Other were approved by the Audit Committee after the services were rendered pursuant to the de minimis exception established by the SEC.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as to each director and nominee, each named executive and all directors and executive officers as a group, information regarding the amount and nature of shares of our common stock beneficially owned at December 31, 2015. Unless otherwise noted, all of the directors, nominees and executive officers have sole voting and investment power over the shares of common stock listed or share voting and investment power with a spouse or child, except as otherwise provided below.

Name of Beneficial Owner	Amount and Nature of Common Stock Beneficially Owned(1,2,3,4)	Percent of Common Stock Beneficially Owned
A. F. Anton	13,576	*
C. M. Connor	1,014,785	1.09%
R. J. Davisson	34,146	*
S. P. Hennessy	124,015	*
D. F. Hodnik	11,339	*
T. G. Kadien	6,878	*
R. J. Kramer	4,671	*
S. J. Kropf	12,426	*
J. G. Morikis	155,397	*
S. J. Oberfeld	138,500	*
C. A. Poon	942	*
R. K. Smucker	29,900	*
J. M. Stropki	9,006	*
M. Thornton III	709	*
S. H. Wunning	224	*
All directors and executive officers as a group	1,753,955	1.89%

*	Represents less than 1% of the total number of shares of common stock outstanding.

[1]

These amounts include shares of common stock held under plans offered by Sherwin-Williams for which the directors and executive officers have the right to direct the vote, including the following approximate number of shares held under our Employee Stock Purchase and Savings Plan: Mr. Connor (49,497), Mr. Davisson (8,294), Mr. Hennessy (18,925), Mr. Morikis (17,169), Mr. Oberfeld (592) and all executive officers as a group (129,240).

[2]	These amounts include shares of restricted stock owned over which directors and executive officers have voting power, but no investment power until restrictions lapse.

[3]

These amounts include the following number of shares of common stock for which the executive officers have the right to acquire beneficial ownership, within sixty days from December 31, 2015, through the exercise of stock options: Mr. Connor (514,890), Mr. Davisson (14,934), Mr. Hennessy (34,553), Mr. Morikis (50,720), Mr. Oberfeld (46,434) and all executive officers as a group (734,799). These amounts also include the following number of shares of common stock for which the directors have the right to acquire beneficial ownership, within sixty days from December 31, 2015, through the vesting of time-based RSUs: 167 for each of Mrs. Kropf, Ms. Poon and Messrs. Anton, Hodnik, Kadien, Kramer, Smucker, Stropki and Thornton, and 1,503 for all directors as a group.

[4]

These amounts do not include the following approximate number of shares of shadow stock owned by directors under our Director Deferred Fee Plan: Mr. Kadien (2,308), Mrs. Kropf (15,812) and all directors as a group (18,120). Under our Director Deferred Fee Plan, directors may defer payment of all or a portion of their director fees into a shadow stock account. Directors have no voting rights associated with shadow stock, and ownership of shadow stock does not result in any beneficial ownership of common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth, as to each beneficial owner known to us to own more than 5% of our common stock, information regarding shares owned by each at December 31, 2015.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
The Sherwin-Williams Company Employee Stock Purchase and Savings Plan 101 West Prospect Avenue Cleveland, Ohio 44115	11,333,455	(1)	12.3%
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	6,072,110	(2)	6.5%
The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	5,359,725	(3)	5.8%

[1]

Shares of common stock owned pursuant to our Employee Stock Purchase and Savings Plan are voted by the trustee in accordance with written instructions of plan participants. If no instructions are received by the trustee, the trustee votes such shares in the same proportion as it votes those shares for which it receives proper instructions.

[2]

Based on a Schedule 13G filed on January 28, 2016 by BlackRock, Inc. (BlackRock), BlackRock owned 6,072,110 shares of common stock at December 31, 2015. Of the total shares, BlackRock had sole voting power over 5,167,167 shares, sole dispositive power over 6,052,944 shares and shared voting power and shared dispositive power over 19,166 shares.

[3]

Based on a Schedule 13G filed on February 11, 2016 by The Vanguard Group (Vanguard), an investment adviser, Vanguard owned 5,359,725 shares of common stock at December 31, 2015. Of the total shares, Vanguard had sole dispositive power over 5,201,610 shares, shared dispositive power over 158,115 shares, sole voting power over 148,365 shares and shared voting power over 8,000 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of ownership and changes in ownership of our equity securities with the SEC. To our knowledge, based solely on information furnished to us and written representations by such persons, all of our directors and executive officers complied with their filing requirements in 2015.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

As part of our Code of Conduct, directors and employees are expected to make business decisions and take actions based upon the best interests of Sherwin-Williams and not based upon personal relationships or benefits.

The Board recognizes that some transactions, arrangements and relationships present a heightened risk of an actual or perceived conflict of interest and has adopted a written policy governing these transactions. This policy governs any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Sherwin-Williams was, is or will be a participant and the amount involved exceeds $120,000, and in which any of the following persons had, has or will have a direct or indirect material interest:

•	our directors, nominees for director or executive officers;

•	any person who is known to be the beneficial owner of more than 5% of any class of our voting securities;

•	any immediate family member of any of the foregoing persons; and

•	any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

The Nominating and Corporate Governance Committee is responsible for reviewing and approving these transactions.

In response to an annual questionnaire, directors, director nominees and executive officers are required to submit to the Nominating Committee a description of any current or proposed transaction and provide updates during the year. In addition, we will provide any similar information available with respect to any known transactions with beneficial owners of 5% or more of our voting securities. At each calendar year’s first regularly scheduled Nominating Committee meeting, management will provide information regarding transactions to be entered into by Sherwin-Williams for that calendar year.

If management becomes aware of any transactions subsequent to that meeting, such transactions may be presented for approval at the next meeting, or where it is not practicable or desirable to wait until the next meeting, to the chair of the Nominating Committee (who possesses delegated authority to act between meetings) subject to ratification by the Nominating Committee at its next meeting. In the event management becomes aware of any transaction that was not approved under the policy, management will present the transaction to the Nominating Committee for its action, which may include termination, amendment or ratification of the transaction.

The Nominating Committee (or the chair) will approve only those transactions that are in, or are not inconsistent with, the best interests of Sherwin-Williams and our shareholders, as is determined in good faith in accordance with its business judgment. In addition, the transaction must be on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

Sherwin-Williams will disclose all related person transactions in its securities filings. No reportable transactions existed during 2015, and there are currently no such proposed transactions.

SHAREHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING

Proposals to Be Included in the Proxy Statement.

Under SEC rules, shareholder proposals must be received at our principal executive offices, 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115-1075, Attention: Corporate Secretary, on or before November 7, 2016 in order to be considered for inclusion in the proxy materials relating to the 2017 Annual Meeting. Upon timely receipt of any such proposal, we will determine whether to include such proposal in the proxy materials in accordance with applicable regulations governing the solicitation of proxies.

Proposals Not to Be Included in the Proxy Statement.

Under our Regulations, shareholders must follow certain procedures to nominate a person for election as a director or to introduce an item of business at an Annual Meeting, which is not intended to be included in our proxy materials. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an Annual Meeting must be timely submitted in writing to us at our principal executive offices, 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115-1075, Attention: Corporate Secretary.

To be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not fewer than 60 nor more than 90 calendar days prior to the Annual Meeting. In the event that public announcement of the date of the Annual Meeting is not made at least 75 calendar days prior to the date of the Annual Meeting and the Annual Meeting is held on a date more than 10 calendar days before or after the first anniversary of the date on which the prior year’s Annual Meeting was held, notice by the shareholder, to be timely, must be received not later than the close of business on the 10th calendar day following the day on which public announcement is first made of the date of the Annual Meeting.

These time limits also apply in determining whether notice is timely for purposes of SEC rules relating to the exercise of discretionary voting authority. If we do not receive timely notice, or if we meet other SEC requirements, the persons named as proxies in the proxy materials for that meeting will use their discretion in voting at the meeting.

Our Regulations set forth specific requirements for the notice. You can access a copy of our Regulations in the “Corporate Governance” section on the “Investor Relations” page of our website at www.sherwin.com. You may also receive a copy of our Regulations by writing to us at: The Sherwin-Williams Company, 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115-1075, Attention: Investor Relations.

HOUSEHOLDING INFORMATION

Some banks, brokers and other nominees are participating in the practice of “householding” proxy statements and annual reports. This means that beneficial holders of our common stock who share the same address or household may not receive separate copies of this Proxy Statement and our 2015 Annual Report. We will promptly deliver an additional copy of either document to you if you write or call us at: The Sherwin-Williams Company, 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115-1075, Attention: Investor Relations, (216) 566-2000.

ANNUAL REPORT ON FORM 10-K

We will provide to each shareholder who is solicited to vote at the 2016 Annual Meeting, upon the request of such person and without charge, a copy of our 2015 Annual Report on Form 10-K. Please write or call us at: The Sherwin-Williams Company, 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115-1075, Attention: Investor Relations, (216) 566-2000.

APPENDIX A

THE SHERWIN-WILLIAMS COMPANY

Board of Directors

Director Independence Standards

The Board of Directors of The Sherwin-Williams Company has adopted the following Director Independence Standards to assist the Board in determining the independence of a director. To be considered “independent,” the Board must affirmatively determine that the director has no material relationship with Sherwin-Williams (either directly or as a partner, shareholder or officer of an organization that has a relationship with Sherwin-Williams). In each case, the Board shall broadly consider all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. The Board shall also consider such other criteria as the Board may determine from time to time.

1.	In no event will a director be considered “independent” if such director fails to qualify as an “independent director” under Rule 303A.02(b) of the New York Stock Exchange Listed Company Manual. In addition, a director will not be independent if: (i) the director is, or has been within the last three years, an employee of Sherwin-Williams; (ii) an immediate family member of the director is, or has been within the last three years, an executive officer of Sherwin-Williams; (iii) the director has received, or an immediate family member of the director has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from Sherwin-Williams, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); (iv) the director is a current partner or employee of Sherwin-Williams’ independent auditor, or an immediate family member of the director is a current partner of Sherwin-Williams’ independent auditor; (v) an immediate family member of the director is a current employee of Sherwin-Williams’ independent auditor and personally works on Sherwin-Williams’ audit, or the director or an immediate family member of the director was within the last three years a partner or employee of Sherwin-Williams’ independent auditor and personally worked on Sherwin-Williams’ audit within that time; or (vi) the director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of Sherwin-Williams’ present executive officers at the same time serves or served on that company’s compensation committee.

2.	In addition to the relationships described in paragraph 1, Audit Committee members may not (i) directly or indirectly accept any consulting, advisory or other compensatory fee from Sherwin-Williams or any of its subsidiaries or (ii) be an affiliated person of Sherwin-Williams or any of its subsidiaries. Audit Committee members may receive directors’ fees, in the form of cash, stock, stock units, stock options or other consideration ordinarily available to directors, as well as regular benefits that other directors receive.

3.	In addition to the relationships described in paragraph 1, in affirmatively determining the independence of any director who will serve on the Compensation and Management Development Committee, the Board must consider all factors specifically relevant to determining whether a director has a relationship to Sherwin-Williams which is material to that director’s ability to be independent from management in connection with the duties of a Compensation and Management Development Committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by Sherwin-Williams to such director; and (ii) whether such director is affiliated with Sherwin-Williams, a subsidiary of Sherwin-Williams or an affiliate of a subsidiary of Sherwin-Williams.

4.

The following relationships will not be considered to be material relationships that would impair a director’s independence: (i) if the director is a current employee, or an immediate family member of the director is a current executive officer, of another company that has made

A-1

payments to, or received payments from, Sherwin-Williams for property or services in an amount which, in any of the last three fiscal years, is less than $1 million or two percent, whichever is greater, of such other company’s annual consolidated gross revenues; (ii) if the director, or an immediate family member of the director, is an executive officer of another company which is indebted to Sherwin-Williams, or to which Sherwin-Williams is indebted, in an amount which is less than five percent of such other company’s total consolidated assets; (iii) if the director, or an immediate family member of the director, serves as an officer, director or trustee of a foundation, university, charitable or other not-for-profit organization, and Sherwin-Williams’ or Sherwin-Williams’ Foundation’s discretionary charitable contributions (Sherwin-Williams’ Foundation matching of employee charitable contributions will not be included in the amount of the Foundation’s contributions for this purpose) to the organization, in the aggregate, are less than $500,000 or five percent, whichever is greater, of that organization’s latest publicly available annual consolidated gross revenues; (iv) if the director serves as a director or executive officer of another company that also uses Sherwin-Williams’ independent auditor; (v) if the director is a member of, or associated with, the same professional association, or social, educational, civic, charitable, fraternal or religious organization or club as another Sherwin-Williams director or executive officer; or (vi) if the director serves on the board of directors of another company at which another Sherwin-Williams director or executive officer also serves on the board of directors (except as set forth in paragraph 1 above regarding compensation committee interlocks).

5.	For relationships not covered by the categorical standards in paragraphs 1 and 4, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the standards set forth in paragraphs 1 and 4. Sherwin-Williams will explain in its next proxy statement the basis for any Board determination that a relationship is immaterial despite the fact that it does not meet the categorical standards set forth in paragraphs 1 and/or 4 above.

6.	The Board shall undertake an annual review of the independence of all directors. In advance of the meeting at which this review occurs, each director shall be asked to provide the Board with full information regarding the director’s (including immediate family members’) business, charitable and other relationships with Sherwin-Williams to enable the Board to evaluate the director’s independence.

7.	Directors have an affirmative obligation to inform the Board of any material changes in their circumstances or relationships that may impact their designation by the Board as “independent.” This obligation includes all business, charitable and other relationships between directors (including immediate family members) and Sherwin-Williams and its affiliates.

For purposes of these Director Independence Standards, “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

A-2

APPENDIX B

THE SHERWIN-WILLIAMS COMPANY

2006 Stock Plan For Nonemployee Directors

(Amended and Restated as of April 20, 2016)

1.	Purpose. The purpose of this 2006 Stock Plan for Nonemployee Directors (Amended and Restated as of April 20, 2016) is to attract and retain Nonemployee Directors of The Sherwin-Williams Company who are important to the success and growth of the business of the Company and to help align the economic interests between such Nonemployee Directors and the shareholders of The Sherwin-Williams Company.

2.	Definitions. As used in this Plan,

(a)	“Appreciation Right” means a right granted pursuant to Section 5 of this Plan.

(b)	“Base Price” means the price to be used as the basis for determining the Spread upon the exercise of an Appreciation Right.

(c)	“Board” means the Board of Directors of the Company and, to the extent of any delegation by the Board to a committee (or subcommittee thereof) pursuant to Section 8 of this Plan, such committee (or subcommittee).

(d)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(e)	“Common Stock” means Common Stock, par value $1.00 each, of the Company or any security into which such shares of Common Stock may be changed by reason of any transaction or event of the type referred to in Section 9 of this Plan.

(f)	“Company” means The Sherwin-Williams Company, an Ohio corporation, and its successors.

(g)	“Date of Grant” means the date specified by the Board on which a grant of Option Rights or Appreciation Rights, or a grant or sale of Restricted Stock or Restricted Stock Units, will become effective (which date will not be earlier than the date on which the Board takes action with respect thereto).

(h)	“Effective Date” has the meaning set forth in Section 13.

(i)	“Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence that sets forth the terms and conditions of Option Rights, Appreciation Rights, or a grant or sale of Restricted Stock or Restricted Stock Units. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Board, need not be signed by a representative of the Company or a Participant.

(j)	“Market Value Per Share” means, as of any particular date, the average of the highest and lowest reported sales prices of the Common Stock during normal trading hours on the New York Stock Exchange Composite Tape or, if not listed on such exchange, on any other national securities exchange on which the Common Stock is listed. If there is no regular public trading market for such Common Stock, the Market Value Per Share of the Common Stock shall be determined by the Board. The Board is authorized to adopt another methodology, provided such method is in compliance with the fair market value pricing rules set forth in Section 409A of the Code. Notwithstanding any other provision of this Section 2(j) or any other provision of this Plan, the “Market Value Per Share” will be such price per share of Common Stock, rounded to two decimal points.

(k)	“Nonemployee Director” means a member of the Board of Directors of the Company, who is not an employee of the Company or any Subsidiary.

(l)	“Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.

(m)	“Option Price” means the purchase price payable on exercise of an Option Right.

(n)	“Option Right” means the right to purchase shares of Common Stock upon exercise of an option granted pursuant to Section 4 of this Plan.

(o)	“Participant” means a person who is selected by the Board to receive benefits under this Plan and who is at the time a Nonemployee Director or has at the time of grant of an award been approved for election to the Board by the Board with any such grant to be effective on or after the date such person commences service with the Board.

(p)	“Plan” means The Sherwin-Williams Company 2006 Stock Plan for Nonemployee Directors, as may be amended or amended and restated from time to time.

(q)	“Restricted Stock” means shares of Common Stock granted or sold pursuant to Section 6 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfer has expired.

(r)	“Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 of this Plan.

(s)	“Restricted Stock Unit” means an award made pursuant to Section 7 of this Plan of the right to receive shares of Common Stock or cash at the end of a specified period.

(t)	“Spread” means the excess of the Market Value Per Share on the date when an Appreciation Right is exercised over the Base Price provided for in the Appreciation Right.

(u)	“Subsidiary” means a corporation, company or other entity (i) at least 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but at least 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.

3.	Shares Subject to this Plan.

(a)	Maximum Shares Available Under Plan.

(i)	Subject to adjustment as provided in Section 9 of this Plan, the number of shares of Common Stock that may be issued or transferred (A) upon the exercise of Option Rights or Appreciation Rights; (B) as Restricted Stock and released from substantial risks of forfeiture thereof; (C) in payment of Restricted Stock Units; or (D) in payment of dividend equivalents paid with respect to Restricted Stock Units will not exceed, in the aggregate, 200,000 shares of Common Stock, plus any shares of Common Stock relating to awards that expire or are forfeited or are cancelled under this Plan. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(ii)

Shares of Common Stock covered by an award granted under this Plan shall not be counted as used unless and until they are actually issued and delivered to a Participant. Without limiting the generality of the foregoing, upon payment in cash of the benefit provided by any award granted under this Plan, any shares of Common Stock that were covered by that award, to the extent unissued, will be available for issue hereunder. Notwithstanding anything to the contrary contained herein: (A) shares of Common Stock tendered in payment of the Option Price of a Option Right shall not be added to the aggregate plan limit described above; (B) shares of Common Stock that are repurchased by the Company with Option Right proceeds shall not be added to the aggregate plan limit described above; and (C) all shares of Common Stock covered by an Appreciation Right, to the extent that it is exercised and settled in shares of Common Stock, and whether or not shares of Common Stock are actually issued to the Participant upon exercise of the right, shall be considered issued or transferred pursuant to this Plan.

(b)	Restricted Stock and Restricted Stock Units Limit. Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary and subject to adjustment pursuant to Section 9 of this Plan, the aggregate number of shares of Common Stock issued as Restricted Stock (and released from substantial risks of forfeiture) or Restricted Stock Units shall not exceed 200,000.

(c)	Notwithstanding anything in this Section 3, or elsewhere in this Plan to the contrary, and subject to adjustment pursuant to Section 9 of this Plan, no Participant will receive in any calendar year, award(s) under the Plan having an aggregate maximum value, calculated as of their respective grant dates, in excess of $500,000.

4.	Option Rights. The Board may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of options to purchase shares of Common Stock. Each such grant will be subject to all of the requirements contained in the following provisions:

(a)	Each grant will specify the number of shares of Common Stock to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(b)	Each grant will specify an Option Price per share, which may not be less than the Market Value Per Share on the Date of Grant.

(c)	Each grant will specify whether the Option Price will be payable (i) in cash or by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of shares of Common Stock owned by the Optionee having a value at the time of exercise equal to the total Option Price, (iii) by a combination of such methods of payment, or (iv) by such other methods as may be approved by the Board.

(d)	To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the shares to which such exercise relates.

(e)	Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

(f)	Each grant will specify the period or periods of continuous service by the Optionee with the Company that is necessary before the Option Rights or installments thereof will become exercisable. A grant of Option Rights may provide for the earlier exercise of such Option Rights in the event of death or disability of the Participant.

(g)	No Option Right will be exercisable more than 10 years from the Date of Grant.

(h)	Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award shall be subject to this Plan and shall contain such terms and provisions, consistent with this Plan, as the Board may approve.

5.	Appreciation Rights. The Board may also, from time to time and upon such terms and conditions as it may determine, authorize the granting of Appreciation Rights to any Participant. An Appreciation Right will be a right of the Participant to receive from the Company an amount determined by the Board, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise. Each grant of Appreciation Rights will be subject to all of the requirements contained in the following provisions:

(a)	Any grant may specify that the amount payable on exercise of an Appreciation Right may be paid by the Company in cash, in shares of Common Stock or in any combination thereof and may either grant to the Participant or retain in the Board the right to elect among those alternatives.

(b)	Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Board at the Date of Grant.

(c)	Any grant may specify waiting periods before exercise and permissible exercise dates or periods.

(d)	Any grant may specify that such Appreciation Right may be exercised only in the event of, or earlier in the event of, death or disability of the Participant.

(e)	Each grant of Appreciation Rights will specify a Base Price, which may not be less than the Market Value Per Share on the Date of Grant.

(f)	Successive grants may be made to the same Participant regardless of whether any Appreciation Rights previously granted to the Participant remain unexercised.

(g)	No Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant.

(h)	Each grant of Appreciation Rights will be evidenced by an Evidence of Award, which Evidence of Award will describe such Appreciation Rights, and contain such other terms and provisions, consistent with this Plan, as the Board may approve.

6.	Restricted Stock. The Board may also, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Stock to Participants. Each such grant or sale will be subject to all of the requirements contained in the following provisions:

(a)	Each such grant or sale will constitute an immediate transfer of the ownership of shares of Common Stock to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer referenced hereinafter.

(b)	Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value Per Share at the Date of Grant.

(c)	Each such grant or sale will provide that the Restricted Stock covered by such grant or sale will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Board at the Date of Grant and may provide for the earlier lapse of such substantial risk of forfeiture, including in the event of death or disability of the Participant.

(d)	Each such grant or sale will provide that during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Stock will be prohibited or restricted in the manner and to the extent prescribed by the Board at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture in the hands of any transferee).

(e)	Any such grant or sale of Restricted Stock may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional shares of Restricted Stock, which may be subject to the same restrictions as the underlying award.

(f)

Each grant or sale of Restricted Stock will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Board may approve. Unless otherwise directed by the Board, (i) all certificates representing shares of Restricted Stock will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such Shares or (ii) all shares of Restricted Stock shall be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such shares of Restricted Stock.

7.	Restricted Stock Units. The Board may also, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Restricted Stock Units to Participants. Each such grant or sale will be subject to all of the requirements contained in the following provisions:

(a)	Each such grant or sale will constitute the agreement by the Company to deliver shares of Common Stock or cash to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during the Restriction Period as the Board may specify.

(b)	Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value Per Share at the Date of Grant.

(c)	Each such grant or sale will be subject to a Restriction Period, as determined by the Board at the Date of Grant, and may provide for the earlier lapse or other modification of such Restriction Period in the event of death or disability of the Participant.

(d)	During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the Restricted Stock Units and will have no right to vote them, but the Board may at the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on either a current, deferred or contingent basis, either in cash or in additional shares of Common Stock.

(e)	Each grant or sale will specify the time and manner of payment of Restricted Stock Units that have been earned. Any grant or sale may specify that the amount payable with respect thereto may be paid by the Company in cash, in shares of Common Stock or in any combination thereof and may either grant to the Participant or retain in the Board the right to elect among those alternatives.

(f)	Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Board may approve.

8.	Administration of this Plan.

(a)	This Plan will be administered by the Board, which may from time to time delegate all or any part of its authority under this Plan to the Compensation and Management Development Committee or any other committee of the Board (or a subcommittee thereof), as constituted from time to time. To the extent of any such delegation, references in this Plan to the Board will be deemed to be references to such committee or subcommittee.

(b)	The interpretation and construction by the Board of any provision of this Plan or of any agreement, notification or document evidencing the grant of Option Rights, Appreciation Rights, Restricted Stock or Restricted Stock Units and any determination by the Board pursuant to any provision of this Plan or of any such agreement, notification or document will be final, binding and conclusive upon all persons. The Board may adopt, amend and rescind such rules and regulations as it deems necessary, desirable or appropriate in administering the Plan, and the Board may act at a meeting, in a written action without meeting or by having actions otherwise taken pursuant to a delegation of duties by the Board.

9.

Adjustments.    The Board shall make or provide for such adjustments in the numbers of shares of Common Stock covered by outstanding Option Rights, Appreciation Rights and Restricted Stock Units granted hereunder, in the Option Price and Base Price provided in outstanding Appreciation Rights, and in the kind of shares covered thereby, as the Board, in its sole discretion, shall determine is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Board, in its discretion, shall provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it shall determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price greater than the consideration offered in connection with any such transaction or event or change of control, the Company shall not be required to make any payment to the person holding such Option Right or Appreciation Right upon surrender of such Option Right or Appreciation Right, and may cancel such Option Right or Appreciation Right. Such surrender shall take place as of the date of the change of control or such other date as the Board may specify. The Board shall also make or provide for such adjustments in the numbers of shares specified in Section 3 of this Plan as the Board in its sole discretion shall determine is appropriate to reflect any transaction or event described in this Section 9.

10.	Non U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Board may provide for such special terms for awards to Participants who are foreign nationals or who reside outside of the United States of America as the Board may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Board may approve such supplements to or amendments, restatements or alternative versions of this Plan (including, without limitation sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

11.	Transferability.

(a)	No Option Right or Appreciation Right granted under this Plan shall be transferable by the Participant except by will or the laws of descent and distribution. Except as otherwise determined by the Board, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law and/or court supervision.

(b)	The Board may specify at the Date of Grant that part or all of the shares of Common Stock that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights or upon the termination of the Restriction Period applicable to Restricted Stock Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer.

12.	Compliance with Section 409A of the Code.

(a)

To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder shall be construed and administrated in a manner such that the grant either (i) qualifies for an exemption from the requirements of Section 409A of the Code or (ii) satisfies the requirements of Section 409A of the Code. If a grant under this Plan is subject to Section 409A of the Code, then (i) distributions shall only be made in a manner and upon an event permitted under Section 409A of the Code, (ii) payments to be made upon termination of employment shall only be made upon a “separation from service” under Section 409A of the Code, (iii) unless the grant agreement specifies otherwise, each installment payment shall be treated as a separate payment for purposes of Section 409A of the Code, (iv) in no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is made except as permitted in accordance with Section 409A of the Code, and (v) any distribution to a Participant who is a “specified employee” (as defined in Section 409A) upon such Participant’s separation from service shall be postponed for six months, if and to the extent required by Section 409A of the Code. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b)	Neither a Participant nor any of a Participant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants of deferred compensation hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants of deferred compensation hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its affiliates.

(c)	Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes, interest and/or penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes, interest and/or penalties.

13.	Effective Date. The Sherwin-Williams Company 2006 Stock Plan for Nonemployee Directors first became effective on April 20, 2006, the date immediately following the date it was approved by shareholders. The Sherwin-Williams Company 2006 Stock Plan for Nonemployee Directors (Amended and Restated as of April 20, 2016) shall be effective upon its approval by the Company’s shareholders at its Annual Meeting of Shareholders to be held on April 20, 2016 (or, if the vote on the Plan is postponed, such other date on which a shareholders’ meeting to vote to approve the Plan occurs).

14.	Amendments.

(a)	The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan (i) would materially increase the benefits accruing to Participants under this Plan, (ii) would materially increase the number of securities which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan or (iv) must otherwise be approved by the shareholders of the Company in order to comply with applicable law or the rules of the New York Stock Exchange or, if the shares of Common Stock are not traded on the New York Stock Exchange, the principal national securities exchange upon which the shares of Common Stock are traded or quoted, then, such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained.

(b)

Except in connection with a corporate transaction or event described in Section 9 of this Plan, the Board will not, without the approval of the shareholders of the Company, authorize the amendment of any outstanding Option Right to reduce the Option Price or any outstanding

Appreciation Rights to reduce the Base Price. Furthermore, no Option Right or Appreciation Rights will be cancelled and replaced with awards having a lower Option Price or Base Price, as applicable, or for cash, without approval of the shareholders of the Company. This Section 14(b) is intended to prohibit the repricing of “underwater” Option Rights and/or Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 9 of this Plan. Notwithstanding any provision of the Plan to the contrary, this Section 14(b) may not be amended without shareholder approval.

(c)	Subject to Section 14(b) hereof, the Board may amend the terms of any award theretofore granted under this Plan prospectively or retroactively. Subject to Section 9 above, no such amendment shall impair the rights of any Participant without his or her consent. Notwithstanding the foregoing, the Board may make minor amendments to this Plan and/or the terms of any award which do not adversely impair the rights of a Participant or significantly increase the cost to the Company. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

15.	Governing Law. This Plan and all grants and awards and actions taken thereunder shall be governed by and construed in accordance with the internal substantive laws of the State of Ohio, without giving effect to the conflict of law provisions thereof.

16.	Miscellaneous Provisions.

(a)	The Company will not be required to issue any fractional shares of Common Stock pursuant to this Plan. The Board may provide for the elimination of fractions or for the settlement of fractions in cash.

(b)	Neither this Plan nor a grant of an award under this Plan will confer upon any Participant any right with respect to continuance of service as Director with the Company, nor will it interfere in any way with any right the Company would otherwise have to terminate such Participant’s service at any time.

(c)	Unless otherwise determined by the Board, if a Nonemployee Director subsequently becomes an employee of the Company or a Subsidiary while remaining a member of the Board, any Option Rights, Appreciation Rights, Restricted Stock or Restricted Stock Units held under the Plan by such individual at the time of such commencement of employment will not be effected hereby.

(d)	No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or stock thereunder, would be, in the opinion of counsel selected by the Board, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

(e)	No Participant shall have any rights as a shareholder with respect to any shares subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such shares upon the stock records of the Company.

(f)	The Board may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive compensation otherwise payable by the Company to the Participant.

(g)	Participants shall provide the Company with a written election form setting forth the name and contact information of the person who will have beneficial ownership rights upon the death of the Participant.

(h)	If any provision of this Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Board, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Board, it shall be stricken and the remainder of this Plan shall remain in full force and effect.

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945
Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

The Board of Directors recommends a vote “FOR” Items 1 through 4.

1. Election of directors:

		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
01	A.F. Anton	☐	☐	☐	07	J.G. Morikis	☐	☐	☐
02	C.M. Connor	☐	☐	☐	08	C.A. Poon	☐	☐	☐

ò Please fold here – Do not separate ò
03	D.F. Hodnik	☐	☐	☐	09	J.M. Stropki	☐	☐	☐
04	T.G. Kadien	☐	☐	☐	10	M. Thornton III	☐	☐	☐
05	R.J. Kramer	☐	☐	☐	11	S.H. Wunning	☐	☐	☐
06	S.J. Kropf	☐	☐	☐

2. Advisory approval of compensation of the named executives.	☐	For	☐	Against	☐	Abstain

3. Approval of the 2006 Stock Plan for Nonemployee Directors (Amended and Restated as of April 20, 2016).	☐	For	☐	Against	☐	Abstain

4. Ratification of Ernst & Young LLP as our independent registered public accounting firm for 2016.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” ITEMS 1 THROUGH 4.

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

2016 ANNUAL MEETING OF SHAREHOLDERS

THE SHERWIN-WILLIAMS COMPANY

Wednesday, April 20, 2016, 9:00 A.M. (EDT)

Landmark Conference Center

927 Midland Building

101 West Prospect Avenue

Cleveland, Ohio 44115

Important notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held on April 20, 2016. The Proxy Statement and the 2015 Annual Report to Shareholders are available at: http://proxymaterials.sherwin.com

PROXY/VOTING INSTRUCTION CARD

THE SHERWIN-WILLIAMS COMPANY

ANNUAL MEETING OF SHAREHOLDERS — APRIL 20, 2016

The undersigned hereby appoints John G. Morikis, Sean P. Hennessy and Catherine M. Kilbane, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of common stock of The Sherwin-Williams Company that the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders to be held on April 20, 2016 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting. This card also provides voting instructions for shares of common stock, if any, held for the account of the undersigned by the administrator of our Dividend Reinvestment Plan and by the trustee of our Employee Stock Purchase and Savings Plan.

This card is solicited jointly by the Board of Directors, the administrator of our Dividend Reinvestment Plan and the trustee of our Employee Stock Purchase and Savings Plan. If you do not timely sign and return this card, the proxy holders cannot vote your shares (or, in the case of our Employee Stock Purchase and Savings Plan, if you do not sign and return this card by the close of business on April 15, 2016, your shares will be voted in the same proportion as the trustee votes those shares for which it receives proper instructions).

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE	PHONE	MAIL
www.proxypush.com/shw	1-866-883-3382
Mark, sign and date your proxy
Use the Internet to vote your proxy	Use a touch-tone telephone to	card and return it in the
until 11:59 p.m. (EDT) on	vote your proxy until 11:59 p.m.	postage-paid envelope provided.
April 19, 2016.	(EDT) on April 19, 2016.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.